UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Exchange Act of 1934 (Amendment No. )

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CDW CORPORATION

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Notice of 2018 Annual Meeting of Stockholders
and Proxy Statement

“Looking ahead, we remain committed to aggressively pursuing our vision of being the leading IT solutions and services provider in the markets we serve.”

Dear Fellow Stockholder,

On behalf of our Board of Directors, I’m pleased to invite you to CDW’s 2018 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 23, 2018 at 7:30 a.m. CDT, at CDW Center located at 200 Tri-State International in Lincolnshire, Illinois. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business conducted at the meeting.

In 2017, we delivered yet again for our customers, our partners, our stockholders and our coworkers. Our nimble business model, diverse product suite and balanced portfolio of end-markets enabled us to deliver strong performance. Looking ahead, we remain committed to aggressively pursuing our vision of being the leading IT solutions and services provider in the markets we serve.

For more information on CDW and to take advantage of the many stockholder resources and tools, we encourage you to visit our Investor Relations website at investor.cdw.com.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote either via the Internet, by telephone or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented.

Thank you for your continued trust in CDW and investment in our business.

Thomas E. Richards

Chairman, President and Chief Executive Officer

April __, 2018

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Notice of Annual Meeting of Stockholders

When:

WEDNESDAY, MAY 23, 2018

7:30 a.m. CDT

Where:

CDW Center

200 Tri-State International

Lincolnshire, Illinois 60069

We are pleased to invite you to the CDW Corporation Annual Meeting of Stockholders.

Items of business:

1.	To elect the four Class II director nominees named in this proxy statement for a term expiring at the 2021 Annual Meeting of Stockholders;

2.	To approve, on an advisory basis, named executive officer compensation;

3.	To approve a management proposal regarding amendment of our certificate of incorporation to provide for the annual election of directors;

4.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and

5.	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Record date

Holders of our common stock at the close of business on March 26, 2018 are entitled to notice of, and to vote at, the Annual Meeting.

How to vote

Your vote is important to us. Please see “Voting Information” on page 5 for instructions on how to vote your shares.

These proxy materials are first being distributed on or about April __, 2018.

By Order of the Board of Directors,

Frederick J. Kulevich

Senior Vice President, General Counsel
and Corporate Secretary

April __, 2018

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 23, 2018:
The proxy materials relating to our 2018 Annual Meeting (notice, proxy statement and annual report) are available at www.proxyvote.com.

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VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of CDW Corporation (the “Company” or “CDW”) as of the close of business on March 26, 2018, the record date for the Annual Meeting.

Participate in the Future of CDW—Vote Today

Please cast your vote as soon as possible on all of the proposals listed below to ensure that your shares are represented.

		More Information	Board Recommendation
Proposal 1	Election of Directors	Page 16	FOR each Class II Director Nominee
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	Page 29	FOR
Proposal 3	Approval of a Management Proposal Regarding Amendment of Our Certificate of Incorporation to Provide for the Annual Election of Directors	Page 52	FOR
Proposal 4	Ratification of Selection of Independent Registered Public Accounting Firm	Page 53	FOR

Voting in Advance of the Annual Meeting

Even if you plan to attend our Annual Meeting in person, please read this proxy statement with care and vote right away as described below. For stockholders of record, have your notice and proxy card in hand and follow the instructions. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee, including whether telephone or Internet options are available.

BY INTERNET USING YOUR COMPUTER	BY INTERNET USING YOUR TABLET OR SMARTPHONE	BY TELEPHONE	BY MAILING YOUR PROXY CARD

Visit 24/7 www.proxyvote.com	Scan this QR code 24/7 to vote with your mobile device (may require free software)	Dial toll-free 24/7 1-800-690-6903 (registered holders) 1-800-454-8683 (beneficial holders)	Cast your ballot, sign your proxy card and return by mail in the postage prepaid envelope

Voting at the Annual Meeting

You may vote in person at the 2018 Annual Meeting of Stockholders, which will be held on Wednesday, May 23, 2018, at 7:30 a.m. CDT, at CDW Center, 200 Tri-State International, Lincolnshire, Illinois 60069. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Frequently Asked Questions

We provide answers to many frequently asked questions about the meeting and voting under “Frequently Asked Questions Concerning the Annual Meeting” beginning on p. 56 of this proxy statement.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our 2017 Annual Report on Form 10-K carefully before voting at the Annual Meeting of Stockholders. Measures used in this proxy statement that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are each defined and reconciled to the most directly comparable GAAP measure in Appendix A.

Business Overview

We are a leading provider of integrated information technology (IT) solutions in the United States, Canada, and the United Kingdom serving a growing and fragmented market. Our full suite of offerings includes discrete hardware and software products and integrated IT solutions such as mobility, security, data center optimization, cloud computing, virtualization, and collaboration. We provide these solutions in physical, virtual and cloud environments. As we have evolved with the IT market, we have built an organization with significant scale, reach and deep intimate knowledge of customer and partner needs. When coupled with our market presence, our solutions set that addresses the entire IT lifecycle and our large and highly-skilled sales and technical organization, we deliver unique value – for both our customers and our vendor partners.

We provide integrated IT solutions to over 250,000 small, medium and large business, government, education and healthcare customers throughout the US, UK and Canada. Our solutions portfolio includes more than 100,000 products and services from over 1,000 leading and emerging brands. Our more than 6,000 sellers, highly skilled technical specialists and advanced service delivery engineers help our customers navigate today’s complex IT environment to maximize their return on IT investment. Since we are technology agnostic, we can offer the best solution to meet our customers’ needs without being constrained by a particular brand or product technology.

2017 Business Highlights

Our 2017 performance demonstrated the strength of our business model as we profitably captured market share while continuing to invest in our future. For the year, we delivered:

•	Net sales growth of 8.7% on a reported basis and 8.9% in constant currency

•	Adjusted EBITDA growth of 6.1%

•	Non-GAAP net income per diluted share growth of 11.7%, fueled by strong operating profits and the repurchase of more than 8.9 million shares

(1) Net Sales for 2016 and 2017 are prior to the Company’s adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”). The Company adopted ASC 606 on January 1, 2018 under the full retrospective method.

See Appendix A for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure.

There were three main drivers of performance in 2017:

•	First, our nimble business model, which enables us to pivot to capture growth opportunities. In 2017 we were very successful addressing four customer trends: (1) focus on hardware refresh, which increased 8 percent; (2) focus on security, which increased double-digits; (3) adoption of more flexible architectures, including cloud, which increased significant double-digits, and hyper-converged infrastructure, which nearly doubled; and (4) greater portion of solutions being delivered via software, including networking software, which increased double-digits.

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•	Second, our diverse product suite of more than 100,000 products from over 1,000 leading and emerging brands. This breadth ensures we are well-positioned to meet our customers’ needs – whether transactional or highly complex. In 2017, we saw balanced performance across US sales of hardware, software and services, which all increased between 7 and 8 percent. 2017 was a year of meaningful increases in client device growth, driven by success meeting overall customer refresh and the Department of Defense mandate to strengthen its security posture.

•	Finally, the power of our balanced portfolio of channels with five US channels, each with over $1 billion in annual net sales, and combined sales from Canadian and UK operations in excess of $1.6 billion. In 2017, all three of our US reporting segments, Corporate, Small Business and Public, increased net sales between 8 and 9 percent. In addition, net sales for our Other segment, which is comprised of our UK and Canadian operations, increased 15 percent in US dollars, and each operation grew mid-to-high teens in local currency.

In 2017, we made excellent progress against our three-part strategy, including taking the actions below:

OUR THREE PART STRATEGY

Capture share and acquire new customers	Continue to enhance capabilities in high-growth solutions areas	Continue to expand integrated, value-added services

•
Evolved our go-to-market model in the small business market to serve customers with fewer than 250 coworkers the way they shop

•
Enhanced our international capabilities to further support our sellers’ ability to provide solutions to customers outside their domestic markets

•
Piloted AMANDA, our automated account assistant, to drive seller productivity by taking administrative tasks, like fulfilling requests for quotes and providing order status information, off account managers’ plates

•
Built and launched an artificial intelligence tool that utilizes proprietary data to identify customers with the highest propensity to purchase hyper-converged infrastructure

•
Held joint CDW and partner led ‘Security Thought Leadership’ sessions across the US

•
Invested in additional solutions capabilities focused on providing Analytics & Information Management solutions to customers

•
Brought Device as a Service offering to market to capitalize on growing movement towards subscription-based services

•
Launched a custom services recommendation engine that identifies the most relevant services to offer for the solution being sold and provides a price quote so the seller can immediately make the recommendation to the customer

•
Expanded our Cloud Planning Services to include “Micro Consulting Engagements”

We delivered over $600 million of free cash flow and continued to make progress against our four capital allocation priorities in 2017. These priorities are designed to provide stockholders with a balance between receiving short-term capital returns and long-term value creation by providing us with the flexibility required to execute our long-term growth strategy.

CAPITAL ALLOCATION PRIORITIES

PRIORITIES	OBJECTIVES	2017 ACTIONS

Increase Dividends Annually	Target 30% payout of free cash flow in 5 years(1)	31% increase to $0.84 /share(2)

Maintain Net Leverage(3)	~2.5 to 3.0 times net leverage	Ended 2017 at 2.6 times

Supplement Organic Growth with M&A	Expand CDW strategic capabilities	Ongoing work to deliver “One CDW” customer experience across CDW US, Canada and UK

Return Excess Free Cash Flow after Dividends & M&A Through Share Repurchase	Offset to incentive plan dilution and to supplement earnings per share growth	$534 million in share repurchases in 2017

(1)	Established target in November 2014.
(2)	Increased November 2017.
(3)	Defined in the Company’s credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA. TTM Adjusted EBITDA is a term defined in our credit agreement.

See Appendix A for a reconciliation of free cash flow, which is a non-GAAP financial measure, to the most directly comparable GAAP measure.

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Our strategic and capital allocation priorities support our annual targets for 2018, which have been updated to reflect the anticipated impact of the Tax Cuts and Jobs Act of 2017 and adoption of ASC 606 on our results.

OUR 2018 TARGETS

2018 Targets
Net Sales Growth(1)	+ 200-300 basis points faster than U.S. IT growth

Adjusted EBITDA Margin	High 7% to 8% range

Net Leverage(2)	Maintain net debt/ Adjusted EBITDA ratio at approximately 2.5-3.0 times

Non-GAAP Net Income Per Diluted Share Growth(3)	Low to mid 20%

(1)	Constant currency.
(2)	Defined in the Company’s credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to TTM Adjusted EBITDA. TTM Adjusted EBITDA is a term defined in our credit agreement.
(3)	Constant currency.

We believe our 2017 results, strategic progress and capital allocation actions were recognized by the stock market. The following chart shows how a $100 investment in the Company’s common stock at market close on June 27, 2013, the date our common stock first traded on the Nasdaq Global Select Market (“Nasdaq”) after our IPO, would have grown to $393 at market close on December 31, 2017, with dividends reinvested quarterly. The chart also shows CDW’s significant outperformance versus the S&P Mid Cap 400 Index ($100 investment would have grown to $172) and the Company’s 2017 compensation peer group (see page 41) ($100 investment would have grown to $167) over the same period, with dividends reinvested quarterly.

For further details about our performance in 2017, please see the Company’s 2017 Annual Report on Form 10-K.

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Our Board of Directors

Board Declassification. Our Board of Directors has approved a management proposal to amend our certificate of incorporation to declassify the Board and to provide for the annual election of directors (Proposal 3 in this proxy statement).

Independent Board. Our Board of Directors is comprised entirely of independent directors, other than our Chief Executive Officer. The independent members of our Board of Directors regularly meet in executive session.

Independent Lead Director. Barry K. Allen serves as our independent Lead Director and has robust responsibilities as Lead Director.

Independent Board Committees. All members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent directors.

Majority Vote. Directors are elected by majority vote of our stockholders in uncontested elections. We have a resignation policy that applies if a director fails to receive a majority of the votes cast.

Board Term Limit. Our Corporate Governance Guidelines provide that a director will not be renominated at the next annual meeting of stockholders after 12 years of service on our Board of Directors, absent special circumstances.

Restrictions on Other Board Service. Our Corporate Governance Guidelines restrict the number of public company boards on which our directors may serve.

Annual Evaluation Process. Our Board of Directors and each of its committees conducts an annual self-evaluation, during which directors provide feedback on and discuss Board and committee effectiveness.

					Board Committee Membership As of April __, 2018(2)
Name	Age	Director Since(1)	Primary Occupation	Independent	Audit	Comp	Nom & Corp Gov
Thomas E. Richards (Chairman)	63	2011	Chairman, President & Chief Executive Officer, CDW Corporation
Virginia C. Addicott*	54	2016	President & Chief Executive Officer, FedEx Custom Critical				X
Steven W. Alesio	64	2009	Fellow, Harvard Advanced Leadership Initiative				X
Barry K. Allen (Lead Director)	69	2009	Operating Partner, Providence Equity Partners L.L.C.; President, Allen Enterprises, LLC			X
James A. Bell*	69	2015	Retired Executive Vice President, The Boeing Company		X		X
Benjamin D. Chereskin*	59	2007	President, Profile Capital Management LLC		X		X
Lynda M. Clarizio	57	2015	Former Executive Vice President, Strategic Initiatives, The Nielsen Company (US), LLC			X	X
Paul J. Finnegan*	65	2011	Co-Chief Executive Officer, Madison Dearborn Partners, LLC			X	X
David W. Nelms	57	2014	Chairman & Chief Executive Officer, Discover Financial Services, Inc.		X		X
Joseph R. Swedish	66	2015	Executive Chairman, Anthem, Inc.			X	X
Donna F. Zarcone	60	2011	President and Chief Executive Officer, The Economic Club of Chicago		X		X

* Nominee for election to the Board of Directors at the Annual Meeting.

(1)	The time period for service as a director of CDW includes service on the Board of Managers of CDW Holdings LLC, our parent company prior to our initial public offering in 2013.
(2)	Audit - Audit Committee; Comp - Compensation Committee; Nom & Corp Gov - Nominating and Corporate Governance Committee. - Committee Chair.

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Executive Compensation Highlights

CEO Pay for Performance

Our executive compensation program is focused on driving sustained meaningful profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. As shown in the chart below, in 2017, approximately 86% of the target compensation of our Chief Executive Officer, Thomas E. Richards, was variable and is realized only if the applicable financial performance goals are met and/or our stock price increases.

Our Executive Compensation Practices

Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices

Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance

Long-term objectives aligned with the creation of stockholder value

Target total compensation at the competitive market median

Market comparison of executive compensation against a relevant peer group

Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company

Double-trigger vesting for equity awards in the event of a change in control under our long-term incentive plan

Robust stock ownership guidelines

Clawback policy

Annual say-on-pay vote

We do not have tax gross-ups

We do not have executive perquisites

We do not have an enhanced severance multiple upon a change in control

We do not have excessive severance benefits

We do not allow dividends or dividend equivalents on unearned performance-based awards under our long-term incentive plan

We do not allow repricing of underwater stock options under our long-term incentive plan without stockholder approval

We do not allow hedging or short sales of our securities, and we do not allow pledging of our securities except in limited circumstances with pre-approval

Extensive information regarding our executive compensation programs in place for 2017 can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

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CORPORATE GOVERNANCE

Our success is built on the trust we have earned from our customers, coworkers, business partners, investors and communities, and trust sustains our success. Part of this trust stems from our commitment to good corporate governance. To provide a framework for effective governance, our Board of Directors (“Board of Directors” or “Board”) has adopted Corporate Governance Guidelines, which outline the operating principles of our Board and the composition and working processes of our Board and its committees. The Nominating and Corporate Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance and recommends proposed changes to the Board for approval.

Our Corporate Governance Guidelines, along with other corporate governance documents such as committee charters and The CDW Way Code (our code of business conduct and ethics), are available on our website at www.cdw.com by clicking on Investor Relations and then Corporate Governance.

Independence of Our Board of Directors

Under our Corporate Governance Guidelines and the listing standards of Nasdaq, a majority of our Board members must be independent. The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the Nasdaq listing standards and considers all relevant facts and circumstances.

Under the Nasdaq independence criteria, a director cannot be considered independent if he or she has one of the relationships specifically enumerated in the Nasdaq listing standards. In addition, the Board must affirmatively determine that a director does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that each of our current directors is independent under the applicable listing standards of Nasdaq, other than our Chief Executive Officer, Thomas E. Richards.

Board of Directors Leadership Structure

Thomas E. Richards, our Chief Executive Officer, serves as the Chairman of our Board of Directors and Barry K. Allen, a non-executive and independent director, serves as the Lead Director of our Board of Directors. The Board believes that the combined role of Chairman and Chief Executive Officer, together with the appointment of an independent Lead Director, the independence of all Board members other than our Chief Executive Officer and the use of regular executive sessions of the independent directors, achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of those objectives.

The Board believes that having the Company’s Chief Executive Officer serve as the Chairman is in the best interest of its stockholders at this time because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. The Board additionally believes that because the Chief Executive Officer is the director most familiar with the Company’s business, industry and day-to-day operations, he is well-positioned to help the Board focus on those issues of greatest importance to the Company and its stockholders and to assist the Board with identifying the Company’s strategic priorities, as well as the short-term and long-term risks and challenges facing the Company. While independent directors have invaluable experience and expertise from outside the Company and its business, giving them different perspectives regarding the development of the Company’s strategic goals and objectives, the Chief Executive Officer is well-suited to bring Company-specific experience and industry expertise to his discussions with independent directors.

Under our Corporate Governance Guidelines, the primary roles of the Lead Director are to assist the Chairman in managing the governance of the Board and to serve as a liaison between the Chairman and other directors. The Lead Director: (1) presides at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (2) has the authority to call meetings of the non-management and/or independent directors; (3) serves as a contact for interested parties who wish to communicate with non-management directors; and (4) provides input to the Chairman on the annual Board calendar, agenda items and schedules for each Board meeting and the materials and information to be presented to the Board.

The Board does not believe that a single leadership structure is right for all companies at all times, however, so the Board periodically reviews its leadership structure to determine, based on the circumstances at such time, whether it and its committees are functioning effectively.

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Board and Committee Meetings

Under our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and applicable committees and annual meetings of stockholders.

In 2017, the Board held four meetings. In 2017, each of the directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he or she served (during the periods for which he or she served on the Board and such committees). In addition, ten of our directors attended our 2017 Annual Meeting of Stockholders.

Board Committees

Our Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our Board has adopted charters for each of these committees, which are available on our website at www.cdw.com. Under the committees’ charters, the committees report regularly to the Board and as the Board requests. Additional information on each of these committees is set forth below.

Audit Committee

Chairperson: Virginia C. Addicott

Other Members of the Committee: James A. Bell, Benjamin D. Chereskin, David W. Nelms, Donna F. Zarcone

Meetings Held in 2017: 8

Primary Responsibilities:

Our Audit Committee is responsible for, among other things: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of its audit; (4) preapproving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the accounting and financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (“SEC”); (6) reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls; (7) establishing procedures for the confidential and anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (8) reviewing and approving or ratifying related person transactions; (9) overseeing our business process assurance function (internal audit); and (10) reviewing the Company’s compliance and ethics and risk management programs, including with respect to cybersecurity.

Independence:

Each member of the Audit Committee meets the audit committee independence requirements of Nasdaq and the rules under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Board has designated each member of the Audit Committee as an “audit committee financial expert.” Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.

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Compensation Committee

Chairperson: Steven W. Alesio

Other Members of the Committee: Barry K. Allen, Lynda M. Clarizio, Paul J. Finnegan, Joseph R. Swedish

Meetings Held in 2017: 4

Primary Responsibilities:

Our Compensation Committee is responsible for, among other things: (1) reviewing and approving the compensation of our chief executive officer and other executive officers; (2) reviewing and approving employment agreements and other similar arrangements between CDW and our executive officers; (3) administering our stock plans and other incentive compensation plans; (4) periodically reviewing and recommending to the Board any changes to our incentive compensation and equity-based plans; and (5) reviewing trends in executive compensation. The Compensation Committee may form, and delegate authority to, subcommittees when it deems appropriate.

Independence:

Each member of the Compensation Committee meets the compensation committee independence requirements of Nasdaq and the rules under the Exchange Act.

Nominating and Corporate Governance Committee

Chairperson: Barry K. Allen

Other Members of the Committee: Virginia C. Addicott, Steven W. Alesio, James A. Bell, Benjamin D. Chereskin, Lynda M. Clarizio, Paul J. Finnegan, David W. Nelms, Joseph R. Swedish, Donna F. Zarcone

Meetings Held in 2017: 4

Primary Responsibilities:

Our Nominating and Corporate Governance Committee is responsible for, among other things: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; (2) evaluating potential nominees for our Board of Directors recommended by our stockholders and maintaining procedures for the submission of stockholder nominees; (3) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (4) identifying best practices and recommending corporate governance principles; (5) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; (6) reviewing compliance with The CDW Way Code, our code of business conduct and ethics; (7) reviewing and approving the compensation of our directors; (8) setting performance goals for and reviewing the performance of our chief executive officer; and (9) executive succession planning.

Independence:

Each member of the Nominating and Corporate Governance Committee meets the nominating and corporate governance committee independence requirements of Nasdaq.

Board of Directors Role in Risk Oversight

Enterprise Risk Management Program

Our Board of Directors, as a whole and through the Audit Committee, oversees our Enterprise Risk Management Program (“ERM Program”), which is designed to drive the identification, analysis, discussion and reporting of our high priority enterprise risks. The ERM Program facilitates constructive dialog at the senior management and Board levels to proactively identify and manage enterprise risks. Under the ERM Program, senior management develops a holistic portfolio of enterprise risks by facilitating business and supporting function assessments of strategic, operational, financial reporting and compliance risks, and helps to ensure appropriate response strategies are in place.

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. Enterprise risks are considered in business decision making and as part of our overall business strategy. Our management team, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our company. Senior management provides regular updates to the Audit Committee and periodic updates to the full Board on the ERM Program, and reports to both the Audit Committee and the full Board on any identified high priority enterprise risks. The Audit Committee periodically reviews

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with management, including the Chief Information Officer, risk assessments from management with regard to cybersecurity, including assessments of the overall threat landscape and strategies and infrastructure investments to monitor and mitigate such threats.

Compensation Risk Assessment

We conducted an assessment of the risks associated with our compensation practices and policies, and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

Code of Business Conduct and Ethics

We have adopted The CDW Way Code, our code of business conduct and ethics, which is applicable to all of our coworkers and our directors. Additionally, within The CDW Way Code is a Financial Integrity Code of Ethics that sets forth an even higher standard applicable to our executives, officers, members of our internal disclosure committee and all managers and above in our finance department. A copy of this code is available on our website at www.cdw.com. If we make any substantive amendments to the Financial Integrity Code of Ethics or grant any waiver from a provision to our chief executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

Hedging, Short Sales and Pledging Policies

Our Policy on Insider Trading, which applies to all coworkers, Board members and consultants, includes policies on hedging, short sales and pledging of our securities. Our policy prohibits hedging or monetization transactions involving Company securities, such as prepaid variable forwards, equity swaps, collars and exchange funds. It also prohibits short sales of our securities, including sales of securities that are owned with delayed delivery. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan except in limited circumstances with pre-approval from our General Counsel, which pre-approval will only be granted when such person clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities.

Executive Compensation Policies and Practices

See the “Compensation Discussion and Analysis” for a discussion of the Company’s executive compensation policies and practices.

Communications with the Board of Directors

Stockholders who would like to communicate with the Board of Directors or its committees may do so by writing to them via the Company’s Corporate Secretary by email at board@cdw.com or by mail at CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061. Correspondence may be addressed to the collective Board of Directors or to any of its individual members or committees at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

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Compensation Committee Interlocks and Insider Participation

During 2017, our Compensation Committee consisted of Steven W. Alesio, Barry K. Allen, Lynda M. Clarizio, Paul J. Finnegan and Joseph R. Swedish. No member of the Compensation Committee was, during 2017 or previously, an officer or employee of the Company or its subsidiaries. In addition, during 2017, there were no compensation committee interlocks required to be disclosed.

Related Person Transactions

Related Person Transactions Approval/Ratification Procedures

The Company has written procedures regarding the approval and ratification of related person transactions. Under these procedures, our Audit Committee is responsible for reviewing and approving or ratifying all related person transactions. If the Audit Committee determines that approval or ratification of a related person transaction should be considered by the Board, such transaction will be submitted for consideration by all disinterested members of the Board. The Chair of the Audit Committee has the authority to approve or ratify any related person transaction in which the aggregate amount involved is expected to be less than $300,000 and in which the Chair of the Audit Committee has no direct or indirect interest.

For these purposes, a related person transaction is considered to be any transaction that is required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K, including transactions between us and our directors, director nominees or executive officers, 5% record or beneficial owners of our common stock or immediate family members of any such persons, when such related person has a direct or indirect material interest in such transaction.

Potential related person transactions are identified based on information submitted by our officers and managers and then submitted to our Audit Committee for review. The CDW Way Code, our code of business conduct and ethics, requires that our directors and coworkers identify and disclose any material transaction or relationship that could reasonably be expected to create a conflict of interest and interfere with their impartiality or loyalty to the Company. Further, at least annually, each director and executive officer is required to complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

When deciding to approve or ratify a related person transaction, our Audit Committee takes into account all relevant considerations, including without limitation the following:

•	the size of the transaction and the amount payable to or by the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction is at arm’s-length, in the ordinary course or on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to us.

Related Person Transactions

There have been no transactions since January 1, 2017 for which disclosure under Item 404(a) of Regulation S-K is required.

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PROPOSAL 1—Election of Directors

Under our Fifth Amended and Restated Certificate of Incorporation (as amended, our “Certificate of Incorporation”), the number of Board members is set from time to time by the Board. Our Board currently consists of eleven directors. Our Board is divided into three classes of directors—Class I, Class II and Class III—with one class of directors elected at each annual meeting of stockholders. Our directors serve three-year terms, with the expiration of their terms staggered according to class.

The terms of our four current Class II directors expire on the date of the 2018 Annual Meeting, subject to the election and qualification of their successors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated our four current Class II directors for election to terms expiring at the 2021 Annual Meeting, subject to the election and qualification of their successors.

The management proposal in this proxy statement regarding amendment of our Certificate of Incorporation to provide for the annual election of directors would eliminate the classification of the Board over a three-year period beginning at the 2019 Annual Meeting, with directors elected to one-year terms following the expiration of the directors’ existing terms, and provide for the annual election of all directors beginning at the 2021 Annual Meeting. See Proposal 3 in this proxy statement for additional information.

Director Nomination Process

The Board of Directors is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying and screening potential candidates and recommending qualified candidates to the Board for nomination. Third-party search firms may be and have been retained to identify individuals that meet the criteria of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates it identified, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend nominees for election to the Board should submit their recommendations in writing to our Corporate Secretary by email at board@cdw.com or by mail at CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061. Nominations for the 2019 Annual Meeting of Stockholders must be received no earlier than January 23, 2019 and no later than February 22, 2019. See “Stockholder Proposals for the 2019 Annual Meeting” for additional information regarding the process for submitting nominations.

Director Qualifications

In selecting director candidates, the Nominating and Corporate Governance Committee and the Board of Directors consider the qualifications and skills of the candidates individually and the composition of the Board as a whole. Under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee and the Board review the following for each candidate, among other qualifications deemed appropriate, when considering the suitability of candidates for nomination as director:

•	Principal employment, occupation or association involving an active leadership role

•	Qualifications, attributes, skills and/or experience relevant to the Company’s business

•	Ability to bring diversity to the Board, including complementary skills and viewpoints

•	Other time commitments, including the number of other boards on which the potential candidate may serve

•	Independence and absence of conflicts of interest as determined by the Board’s standards and policies, the listing standards of Nasdaq and other applicable laws, regulations and rules

•	Financial literacy and expertise

•	Personal qualities, including strength of character, maturity of thought process and judgment, values and ability to work collegially

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2018 Nominees for Election to the Board of Directors

Each of the four Class II director nominees listed below is currently a director of the Company. Each also has been determined by the Board to be independent.

The following biographies describe the business experience of each Class II director nominee. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board’s collective qualifications, skills and experience. The time period for Messrs. Chereskin and Finnegan’s service as a director of CDW includes service on the Board of Managers of CDW Holdings LLC, our parent company prior to our IPO.

If elected, each of the Class II director nominees is expected to serve for a term expiring at the Annual Meeting of Stockholders in 2021, subject to the election and qualification of his or her successor. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board of Directors recommends a vote FOR the following nominees for election as Class II directors.

VIRGINIA C. ADDICOTT Class II (Term Expires 2018) Independent Director Age 54	Director of CDW Since: 2016 CDW Committees: Audit (Chair) and Nominating and Corporate Governance Other Public Company Directorships: None

Ms. Addicott is the President and Chief Executive Officer of FedEx Custom Critical, a leading North American expedited freight carrier, a position she has held since June 2007. Ms. Addicott joined FedEx Custom Critical in 1999 as Division Managing Director, Service and Safety, and in 2001 became Division Vice President, Operations and Customer Service. Prior to joining FedEx Custom Critical, Ms. Addicott spent thirteen years at Roberts Express, Inc. (acquired by FedEx Custom Critical in 1999) in various operations roles.

Ms. Addicott also serves on the board of trustees of Kent State University and the boards of directors of Akron Children’s Hospital and Akron Community Foundation. Previously, she served as chair of both The Boys and Girls Club of Western Reserve and the Greater Akron Chamber of Commerce. Ms. Addicott is a graduate of Kent State University where she earned a bachelor’s degree and an Executive Master of Business Administration.

Experience and Qualifications of Particular Relevance to CDW

Ms. Addicott possesses particular knowledge and experience in operations, technology, finance, and strategic planning and leadership of complex organizations.

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JAMES A. BELL Class II (Term Expires 2018) Independent Director Age 69	Director of CDW Since: 2015 CDW Committees: Audit and Nominating and Corporate Governance Other Public Company Directorships: Apple, Inc., The Dow Chemical Company and JPMorgan Chase & Co.

Mr. Bell retired as Executive Vice President of The Boeing Company, an aerospace company and manufacturer of commercial jetliners and military aircraft, in April 2012. Mr. Bell served as Boeing’s Executive Vice President, Corporate President and Chief Financial Officer from 2008 until February 2012. Previously, he served as Boeing’s Executive Vice President, Finance and Chief Financial Officer from 2003 to 2008; Senior Vice President of Finance and Corporate Controller from 2000 to 2003; and Vice President of Contracts and Pricing for Boeing Space and Communications from 1996 to 2000.

Mr. Bell also serves on the boards of directors of Apple, Inc., The Dow Chemical Company and JPMorgan Chase & Co. and the board of trustees of Rush University Medical Center. During the past five years, Mr. Bell also served as a director of the Chicago Urban League, the Chicago Infrastructure Trust, The Economic Club of Chicago and World Business Chicago. Mr. Bell is a graduate of California State University at Los Angeles where he earned a bachelor’s degree.

Experience and Qualifications of Particular Relevance to CDW

Mr. Bell possesses particular knowledge and experience in finance, accounting, regulatory issues, strategic planning and leadership of complex organizations, and board practices of other major corporations.

BENJAMIN D. CHERESKIN Class II (Term Expires 2018) Independent Director Age 59	Director of CDW Since: 2007 CDW Committees: Audit and Nominating and Corporate Governance Other Public Company Directorships: Cinemark, Inc.

Mr. Chereskin is President of Profile Capital Management LLC, an investment management firm. Prior to founding Profile Capital in 2009, Mr. Chereskin was a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm, having co-founded the firm in 1992. Prior to the founding of Madison Dearborn, Mr. Chereskin was with First Chicago Venture Capital for nine years.

Mr. Chereskin also serves on the boards of directors of Cinemark, Inc., Advanced Micro Instruments, Inc., Expel, Inc., Little Dish Holdings Limited (Chairman) and KIPP-Chicago Schools. During the previous five years, Mr. Chereskin also served as a director of Boulder Brands, Inc., the University of Chicago Laboratory Schools and University of Chicago Medical Center. Mr. Chereskin is a graduate of Harvard College where he earned a bachelor’s degree and a graduate of Harvard Business School where he earned a Master of Business Administration.

Experience and Qualifications of Particular Relevance to CDW

Mr. Chereskin possesses particular knowledge and experience in accounting, finance and capital market transactions, strategic planning and leadership of complex organizations, and board practices of other major corporations.

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PAUL J. FINNEGAN Class II (Term Expires 2018) Independent Director Age 65	Director of CDW Since: 2011 CDW Committees: Compensation and Nominating and Corporate Governance Other Public Company Directorships: None

Mr. Finnegan is the Co-Chief Executive Officer of Madison Dearborn Partners, LLC, a private equity investment firm. Prior to co-founding Madison Dearborn in 1992, Mr. Finnegan was with First Chicago Venture Capital for ten years. Previously, he held a variety of marketing positions in the publishing industry, both in the United States and in Southeast Asia. Mr. Finnegan has more than 30 years of experience in private equity investing with a particular focus on investments in the communications industry.

Mr. Finnegan is the chairman of the board for Government Sourcing Solutions, LLC and also serves on the board of directors of AIA Corporation. He is a Fellow of the Harvard Corporation, Treasurer of Harvard University, chair of the Harvard Management Company, past member of the Harvard Board of Overseers and a Past President of the Harvard Alumni Association. Mr. Finnegan is a member of the Board of Dean’s Advisors at the Harvard Business School, a member of the Leadership Council of the Harvard School of Public Health and also a member of the Center for Public Leadership’s Leadership Council at Harvard Kennedy School. He is the Past Chairman and current board member of Teach For America in Chicago, a member of Teach For America’s National Board and member of the board of directors of the Chicago Council on Global Affairs. Mr. Finnegan is a graduate of Harvard College where he earned a bachelor’s degree and a graduate of Harvard Business School where he earned a Master of Business Administration.

Experience and Qualifications of Particular Relevance to CDW

Mr. Finnegan possesses particular knowledge and experience in accounting, finance and capital market transactions, strategic planning and leadership of complex organizations, and board practices of other major corporations.

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Other Members of the Board of Directors

Set forth below are the biographies of the continuing directors who are not nominees for election at the 2018 Annual Meeting. Steven W. Alesio, Barry K. Allen, David W. Nelms and Donna F. Zarcone are Class I directors whose terms will expire in 2020 and Thomas E. Richards, Lynda M. Clarizio and Joseph R. Swedish are Class III directors whose terms will expire in 2019. Following the biographical information for each director, we have listed the specific experience and qualifications of that director that strengthen the Board’s collective qualifications, skills and experience. The time period for Messrs. Richards, Alesio and Allen and Ms. Zarcone’s service as a director of CDW includes service on the Board of Managers of CDW Holdings LLC, our parent company prior to our IPO.

THOMAS E. RICHARDS Chairman Class III (Term Expires 2019) Age 63	Director of CDW Since: 2011 CDW Committees: None Other Public Company Directorships: The Northern Trust Corporation

Mr. Richards is our Chairman, President and Chief Executive Officer. Mr. Richards has served as our President and Chief Executive Officer since October 2011 and was named Chairman in January 2013. From 2009 to 2011, Mr. Richards served as our President and Chief Operating Officer. Prior to joining CDW, Mr. Richards held leadership positions with Qwest Communications International Inc., a broadband Internet-based communications company. From 2008 to 2009, he served as Executive Vice President and Chief Operating Officer, where he was responsible for the day-to-day operation and performance of Qwest, and before assuming that role was the Executive Vice President of the Business Markets Group from 2005 to 2008. Mr. Richards also has served as Chairman and Chief Executive Officer of Clear Communications Corporation and as Executive Vice President of Ameritech Corporation.

Mr. Richards also serves as a board member of The Northern Trust Corporation, Junior Achievement of Chicago, Rush University Medical Center and the University of Pittsburgh. Mr. Richards also is a member of The Economic Club of Chicago and the Executives’ Club of Chicago. Mr. Richards is a graduate of the University of Pittsburgh where he earned a bachelor’s degree and a graduate of Massachusetts Institute of Technology where he earned a Master of Science in Management as a Sloan Fellow.

Experience and Qualifications of Particular Relevance to CDW

Mr. Richards possesses particular knowledge and experience in technology industries, strategic planning and leadership of complex organizations, and board practices of other major corporations.

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STEVEN W. ALESIO Class I (Term Expires 2020) Independent Director Age 64	Director of CDW Since: 2009 CDW Committees: Compensation (Chair) and Nominating and Corporate Governance Other Public Company Directorships: None

Mr. Alesio is currently a Fellow at Harvard’s Advanced Leadership Initiative, a multi-disciplinary educational program to prepare experienced leaders to take on new challenges in the social sector, a position he commenced in January 2018. From 2010 to 2017, Mr. Alesio served as an Operating Partner at Providence Equity Partners L.L.C., a global asset management firm. Prior to joining Providence Equity, Mr. Alesio served as Chairman of the Board and Chief Executive Officer of Dun & Bradstreet Corporation, a provider of credit information on businesses and corporations. After joining Dun & Bradstreet in 2001 as Senior Vice President, Mr. Alesio served in various senior leadership positions. In 2002, Mr. Alesio was named President and Chief Operating Officer, and was elected to the board of directors. In January 2005, Mr. Alesio was chosen to be the Chief Executive Officer, and in May of 2005, he became Chairman of the Board, a position he held until his departure in 2010. Prior to joining Dun & Bradstreet, Mr. Alesio spent 19 years with the American Express Company, where he served in marketing and general management roles.

Mr. Alesio also serves on the board of directors of Vector Learning. During the past five years, Mr. Alesio also served on the boards of directors of Altegrity, Inc., Ascend Learning, Blackboard Inc., Genworth Financial, Inc., Study Group and TwentyEighty, Inc. Mr. Alesio is the founding sponsor for the non-profit All Stars Project of New Jersey, which provides outside-of-school leadership development and performance-based education programming to thousands of inner-city young people in Newark and its surrounding communities. Mr. Alesio is a graduate of St. Francis College where he earned a bachelor’s degree and University of Pennsylvania’s Wharton School where he earned a Master of Business Administration.

Experience and Qualifications of Particular Relevance to CDW

Mr. Alesio possesses particular knowledge and experience in strategic planning and leadership of complex organizations, and board practices of other major corporations.

BARRY K. ALLEN Lead Director Class I (Term Expires 2020) Independent Director Age 69	Director of CDW Since: 2009 CDW Committees: Compensation and Nominating and Corporate Governance (Chair) Other Public Company Directorships: Bell Canada Enterprises

Mr. Allen serves as an Operating Partner at Providence Equity Partners L.L.C., a global asset management firm, and is President of Allen Enterprises, LLC, a private equity investment and management company he founded in 2000. Prior to joining Providence Equity in 2007, Mr. Allen was Executive Vice President of Operations at Qwest Communications International Inc., a broadband Internet-based communications company. Before his retirement from Qwest in 2007, Mr. Allen was responsible for the company’s network and information technology operations. Previously, he served as President of Chicago-based Ameritech Corp., where he began his career in 1974 and held a variety of executive appointments including President and Chief Executive Officer of Wisconsin Bell and President and Chief Executive Officer of Illinois Bell. Before starting at Ameritech, Mr. Allen served in the US Army where he reached the rank of Captain.

Mr. Allen also serves on the boards of directors of Bell Canada Enterprises, Fiduciary Management, Inc., OEConnections LLC and the Professional Association of Diving Instructors (chairman 2015-2017). During the past five years, Mr. Allen served as a director of Harley-Davidson, Inc. (chairman 2009-2012), Stream Global Services, Inc. and the World Triathlon Corp. He also has served as a board member of many civic organizations, including the Boys and Girls Club of Milwaukee, the Greater Milwaukee Committee, Junior Achievement of Wisconsin, Children’s Hospital of Wisconsin and United Way in Milwaukee. Mr. Allen is a graduate of the University of Kentucky where he earned a bachelor’s degree and a graduate of Boston University where he earned a Master of Business Administration, with honors.

Experience and Qualifications of Particular Relevance to CDW

Mr. Allen possesses particular knowledge and experience in technology industries, strategic planning and leadership of complex organizations, and board practices of other major corporations that make him particularly suited to serve as our lead director.

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LYNDA M. CLARIZIO Class III (Term Expires 2019) Independent Director Age 57	Director of CDW Since: 2015 CDW Committees: Compensation and Nominating and Corporate Governance Other Public Company Directorships: None

Ms. Clarizio served as Executive Vice President, Strategic Initiatives (September 2017 to January 2018) and President of U.S. Media (August 2013 to September 2017) at The Nielsen Company (US), LLC, a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Prior to joining Nielsen, Ms. Clarizio served as Executive Vice President, Corporate Development and Operations of AppNexus, Inc., a programmatic advertising platform, from November 2012 to April 2013. From 2009 to 2012, Ms. Clarizio served as Chief Executive Officer and President of INVISION, Inc., a provider of multi-platform advertising solutions to the media industry. From 1999 to 2009, she held a variety of executive positions with AOL Inc., a media technology company, including most recently President of Platform-A (AOL’s consolidated advertising businesses) and President of Advertising.com (an AOL subsidiary). Prior to joining AOL, Ms. Clarizio was a partner at the Washington, DC law firm of Arnold & Porter, where she practiced law from 1987 through 1999.

Ms. Clarizio is a member of the Boards of Directors of Resonate, OpenSlate and Human Rights First. She is also a member of the Leadership Council of Princeton University’s School of Engineering and Applied Science. Ms. Clarizio is a graduate of Princeton University where she earned a bachelor’s degree and a graduate of Harvard Law School where she earned a J.D.

Experience and Qualifications of Particular Relevance to CDW

Ms. Clarizio possesses particular knowledge and experience in sales and marketing, finance, technology, strategic planning, and leadership of complex organizations.

DAVID W. NELMS Class I (Term Expires 2020) Independent Director Age 57	Director of CDW Since: 2014 CDW Committees: Audit and Nominating and Corporate Governance Other Public Company Directorships: Discover Financial Services, Inc.

Mr. Nelms is the Chairman and Chief Executive Officer of Discover Financial Services, Inc., a direct banking and payment services company. Mr. Nelms was elected Chairman of the Board at Discover in January 2009, having served as Chief Executive Officer since 2004, and President and Chief Operating Officer from 1998 to 2004. Prior to joining Discover, Mr. Nelms worked at MBNA America Bank from 1991 to 1998, most recently as Vice Chairman. From 1990 to 1991, he was a senior product manager for Progressive Insurance. Mr. Nelms served as a management consultant with Bain & Company from 1986 to 1990.

Mr. Nelms also serves on the boards of directors of the Federal Reserve Bank of Chicago, the Executives’ Club of Chicago and Junior Achievement of Chicago. He is a member of the Financial Services Roundtable and a member of the Civic Committee of the Commercial Club of Chicago. Mr. Nelms is a graduate of University of Florida where he earned a bachelor’s degree in mechanical engineering and a graduate of Harvard Business School where he earned a Master of Business Administration.

Experience and Qualifications of Particular Relevance to CDW

Mr. Nelms possesses particular knowledge and experience in technology industries, accounting, finance, strategic planning and leadership of complex organizations, and board practices of other major corporations.

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JOSEPH R. SWEDISH Class III (Term Expires 2019) Independent Director Age 66	Director of CDW Since: 2015 CDW Committees: Compensation and Nominating and Corporate Governance Other Public Company Directorships: Anthem, Inc. and International Business Machines Corporation

Mr. Swedish is the Executive Chairman of Anthem, Inc., a leading health benefits provider, a position he has held since November 2017. Mr. Swedish joined Anthem in 2013 as President and Chief Executive Officer and was named Chairman in 2015. Mr. Swedish retired in November 2017 and became Executive Chairman. Prior to joining Anthem, Mr. Swedish was President and Chief Executive Officer of Trinity Health, an eighteen-state integrated health care delivery system, from 2004 to 2013. Mr. Swedish also has held CEO and senior leadership positions with Centura Health, Hospital Corporation of America and other healthcare enterprises, amongst others.

Mr. Swedish also serves on the boards of directors of International Business Machines Corporation, Proteus Digital Health, Inc. and America’s Health Insurance Plans (past chairman), and on Duke University’s Fuqua School of Business Board of Visitors (chairman). During the previous five years, Mr. Swedish also served as a director of the Blue Cross Blue Shield Association and the National Institute for Health Care Management. Mr. Swedish received his bachelor’s degree from the University of North Carolina at Charlotte and his master’s degree in health administration from Duke University.

Experience and Qualifications of Particular Relevance to CDW

Mr. Swedish possesses particular knowledge and experience in the healthcare industry, technology, finance, strategic planning and leadership of complex organizations, and board practices of other major corporations.

DONNA F. ZARCONE Class I (Term Expires 2020) Independent Director Age 60	Director of CDW Since: 2011 CDW Committees: Audit and Nominating and Corporate Governance Other Public Company Directorships: Cigna Corporation

Ms. Zarcone is the President and Chief Executive Officer of The Economic Club of Chicago, a civic and business leadership organization, a position she has held since February 2012. She served as Interim President of The Economic Club of Chicago from October 2011 to February 2012. From January 2007 to February 2012, she served as the President, CEO and founder of D.F. Zarcone & Associates LLC, a strategy advisory firm. Prior to founding D.F. Zarcone & Associates, Ms. Zarcone was President and Chief Operating Officer of Harley-Davidson Financial Services, Inc., a provider of wholesale and retail financing, credit card and insurance services for dealers and customers of Harley-Davidson. After joining Harley-Davidson Financial Services, Inc. in 1994 as Vice President and Chief Financial Officer, Ms. Zarcone was named President and Chief Operating Officer in 1998. Prior to joining Harley-Davidson Financial Services, Inc., Ms. Zarcone served as Executive Vice President, Chief Financial Officer and Treasurer of Chrysler Systems Leasing, Inc. from 1982 through 1994 and in various management roles at KPMG/Peat Marwick from 1979 through 1982.

Ms. Zarcone also serves on the boards of directors of Cigna Corporation and The Duchossois Group. During the previous five years, Ms. Zarcone also served as a director of The Jones Group Inc. She also serves as a board member of various civic and professional organizations, including The Economic Club of Chicago and The University of Chicago Polsky Center for Entrepreneurship and Innovation. Ms. Zarcone also is a National Association of Corporate Directors Governance Fellow. Ms. Zarcone is a graduate of Illinois State University where she earned a bachelor’s degree and a graduate of University of Chicago Booth School of Business where she earned a Master of Business Administration. Ms. Zarcone is a certified public accountant.

Experience and Qualifications of Particular Relevance to CDW

Ms. Zarcone possesses particular knowledge and experience in accounting, finance, strategic planning and leadership of complex organizations, and board practices of other major corporations, and in her current role with The Economic Club of Chicago, continually monitors trends and business and economic issues nationally and globally.

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DIRECTOR COMPENSATION

Elements of Director Compensation

The table below sets forth the elements of our 2017 annual compensation program for our non-employee directors. No changes were made to director compensation levels or structure for 2017.

2017 Annual Compensation Elements	Amount
Board Retainer	$87,500
Audit Committee Chair Retainer	$20,000
Compensation Committee Chair Retainer	$15,000
Nominating and Corporate Governance Committee Chair Retainer	$10,000
Annual Restricted Stock Unit Grant Value	$137,500

All retainers are paid quarterly in arrears and, if applicable, are prorated based upon Board or chair service during the calendar year.

The annual restricted stock unit grant vests on the first anniversary of the grant date and entitles the director to receive shares of our common stock upon vesting. Directors may elect to defer receipt of common stock upon vesting in five year increments. In the year of appointment to the Board, a director receives a prorated portion of the annual restricted stock unit grant value based upon the number of months between appointment and the vesting date of the most recent annual grant to incumbent directors, which prorated award vests on the same vesting date as the most recent annual grant to incumbent directors.

Stock Ownership Guidelines

The Board believes that, in order to more closely align the interests of directors with the interests of the Company’s other stockholders, each non-employee director should maintain a minimum level of equity interests in the Company’s common stock. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the stock ownership guidelines for non-employee directors and making recommendations to the Board.

Pursuant to our Corporate Governance Guidelines, each non-employee director must hold equity interests in the Company’s common stock equal to at least $500,000. Until such guideline is met, a director is required to retain 100% of the after-tax value of all vested equity awards earned under the Company’s non-employee director compensation program.

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2017 Director Compensation Table

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended December 31, 2017:

	Fees earned
	or paid in cash	Stock Awards	Total
Name	($)	($)(1)(2)	($)
Virginia C. Addicott	92,500	137,473	229,973
Steven W. Alesio	102,500	137,473	239,973
Barry K. Allen	97,500	137,473	234,973
James A. Bell	87,500	137,473	224,973
Benjamin D. Chereskin	87,500	137,473	224,973
Lynda M. Clarizio	87,500	137,473	224,973
Paul J. Finnegan(3)	87,500	137,473	224,973
David W. Nelms	87,500	137,473	224,973
Joseph R. Swedish	87,500	137,473	224,973
Donna F. Zarcone	102,500	137,473	239,973

(1)	Stock Awards. The amounts reported represent the grant date fair value of restricted stock units granted in 2017, calculated based on the closing stock price on the date of grant in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).

(2)	Outstanding Stock Awards. The following table summarizes outstanding stock awards held by each above director on December 31, 2017, including restricted stock units on which settlement has been deferred and restricted stock units acquired through the deemed reinvestment of dividend equivalents:

Restricted Stock Units Outstanding
Name	(#)
Virginia C. Addicott	5,891
Steven W. Alesio	14,631
Barry K. Allen	14,631
James A. Bell	9,043
Benjamin D. Chereskin	2,360
Lynda M. Clarizio	2,360
Paul J. Finnegan	2,360
David W. Nelms	14,631
Joseph R. Swedish	2,360
Donna F. Zarcone	14,631

(3)	In 2017, Mr. Finnegan’s cash compensation for Board service was paid to Madison Dearborn Partners, LLC.

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STOCK OWNERSHIP

Ownership of Our Common Stock

The following tables show information regarding the beneficial ownership of our common stock by:

•	each member of our Board of Directors, each director nominee and each of our named executive officers;

•	all members of our Board and our executive officers as a group; and

•	each person or group who is known by us to own beneficially more than 5% of our common stock.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 1, 2018 and restricted stock units that are currently vested but deferred or that will be settled into shares within 60 days of March 1, 2018 are deemed to be outstanding and beneficially owned by the person. Unvested restricted shares and unvested performance shares (which are issued at the maximum achievement level) are outstanding and are deemed to be beneficially owned by the person holding such shares. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as otherwise indicated, all stockholdings are as of March 1, 2018 and the percentage of beneficial ownership is based on 152,316,954 shares of common stock outstanding as of March 1, 2018.

Directors and Executive Officers

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
Thomas E. Richards	1,785,827	1.2%	Includes beneficial ownership of 1,006,823 shares held by Mr. Richards that may be acquired within 60 days of March 1, 2018. Also includes 102,722 performance shares (assuming maximum achievement of the applicable performance goals and including shares issuable pursuant to performance shares acquired through the deemed reinvestment of dividend equivalents) that are not vested and will not become vested within 60 days of March 1, 2018.
Ann E. Ziegler	131,706	*	Includes beneficial ownership of 90,179 shares held by Ms. Ziegler that may be acquired within 60 days of March 1, 2018. Also includes 25,966 performance shares (assuming maximum achievement of the applicable performance goals and including shares issuable pursuant to performance shares acquired through the deemed reinvestment of dividend equivalents) that are not vested and will not become vested within 60 days of March 1, 2018.
Christina M. Corley	323,071	*	Includes beneficial ownership of 262,201 shares held by Ms. Corley that may be acquired within 60 days of March 1, 2018. Also includes 16,693 performance shares (assuming maximum achievement of the applicable performance goals and including shares issuable pursuant to performance shares acquired through the deemed reinvestment of dividend equivalents) that are not vested and will not become vested within 60 days of March 1, 2018.
Douglas E. Eckrote	262,051	*	Includes beneficial ownership of 63,779 shares held by Mr. Eckrote that may be acquired within 60 days of March 1, 2018. Also includes 11,557 performance shares (assuming maximum achievement of the applicable performance goals and including shares issuable pursuant to performance shares acquired through the deemed reinvestment of dividend equivalents) that are not vested and will not become vested within 60 days of March 1, 2018.

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Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
Christine A. Leahy	263,051	*	Includes beneficial ownership of 108,151 shares held by Ms. Leahy that may be acquired within 60 days of March 1, 2018. Also includes 23,112 performance shares (assuming maximum achievement of the applicable performance goals and including shares issuable pursuant to performance shares acquired through the deemed reinvestment of dividend equivalents) that are not vested and will not become vested within 60 days of March 1, 2018.
Virginia C. Addicott	5,891	*	Includes beneficial ownership of 5,891 vested restricted stock units on which settlement into shares of CDW Corporation common stock has been deferred until the sooner of separation of service on the Board of Directors or five years following vesting.
Steven W. Alesio	36,144	*	Includes beneficial ownership of 14,631 vested restricted stock units on which settlement into shares of CDW Corporation common stock has been deferred until the sooner of separation of service on the Board of Directors or five years following vesting.
Barry K. Allen	37,505	*	Includes beneficial ownership of 14,631 vested restricted stock units on which settlement into shares of CDW Corporation common stock has been deferred until the sooner of separation of service on the Board of Directors or five years following vesting.
			Also includes 1,854 shares held by Allen Enterprises LLC, a limited liability company of which Mr. Allen is the sole member.
James A. Bell	14,723	*	Includes beneficial ownership of 9,043 vested restricted stock units on which settlement into shares of CDW Corporation common stock has been deferred until the sooner of separation of service on the Board of Directors or five years following vesting.
Benjamin D. Chereskin	204,243	*	Includes beneficial ownership of 2,360 vested restricted stock units on which settlement into shares of CDW Corporation common stock has been deferred until the sooner of separation of service on the Board of Directors or five years following vesting. Also includes 175,163 shares held by the Chereskin Family Dynasty Trust and 6,936 shares held by the Benjamin D Chereskin Dynasty Trust which are deemed to be beneficially owned by Mr. Chereskin.
Lynda M. Clarizio	6,345	*	Includes beneficial ownership of 2,360 shares held by Ms. Clarizio that may be acquired within 60 days of March 1, 2018.
Paul J. Finnegan	20,935	*	Includes beneficial ownership of 2,360 shares held by Mr. Finnegan that may be acquired within 60 days of March 1, 2018. Also includes 8,141 shares indirectly owned by Glen Lake Partners LP. Mr. Finnegan is the trustee of Glen Lake Partners Management Trust I, a general partner of Glen Lake Partners, L.P. Mr. Finnegan’s wife, Mary M. Finnegan, is the trustee of Glen Lake Partners Management Trust II, the other general partner of Glen Lake Partners, L.P.
David W. Nelms	14,631	*	Includes beneficial ownership of 14,631 vested restricted stock units on which settlement into shares of CDW Corporation common stock has been deferred until the sooner of separation of service on the Board of Directors or five years following vesting.
Joseph R. Swedish	7,456	*	Includes beneficial ownership of 2,360 shares held by Mr. Swedish that may be acquired within 60 days of March 1, 2018.
Donna F. Zarcone	21,637	*	Includes beneficial ownership of 14,631 vested restricted stock units on which settlement into shares of CDW Corporation common stock has been deferred until the sooner of separation of service on the Board of Directors or five years following vesting.
All directors and executive officers as a group (23 persons)	4,023,294	2.6%

*	Denotes less than 1.0%

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Principal Stockholders

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares
The Vanguard Group(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,691,685	9.59%
Blackrock, Inc.(2) 55 East 52nd Street New York, New York 10055	11,852,737	7.7%
FMR LLC(3) 245 Summer Street Boston Massachusetts 02210	10,474,548	6.843%
Wellington Management Group LLP(4) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	8,632,802	5.64%

(1)	This information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 8, 2018 reporting beneficial ownership as of December 31, 2017. The Vanguard Group reported that it has sole voting power with respect to 122,393 shares of our common stock, shared voting power with respect to 32,397 shares of our common stock, sole dispositive power with respect to 14,539,276 shares of our common stock and shared dispositive power with respect to 152,409 shares of our common stock.
(2)	This information is based on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 29, 2018 reporting beneficial ownership as of December 31, 2017. Blackrock, Inc. reported that it has sole voting power with respect to 10,110,662 shares of our common stock and sole dispositive power with respect to 11,852,737 shares of our common stock.
(3)	This information is based on a Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2018 reporting beneficial ownership as of December 29, 2017. FMR LLC reported that it has sole voting power with respect to 1,926,188 shares of our common stock and sole dispositive power with respect to 10,474,548 shares of our common stock.
(4)	This information is based on a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 8, 2018 reporting beneficial ownership as of December 29, 2017. Wellington Management Group LLP reported that it has shared voting power with respect to 6,810,873 shares of our common stock and shared dispositive power with respect to 8,632,802 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Based upon a review of these reports and inquiries we have made, we believe that all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2017 were filed on a timely basis.

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PROPOSAL 2—Advisory Vote to Approve Named Executive Officer Compensation

We are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters and we expect to hold this vote on an annual basis for the foreseeable future. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At our 2017 Annual Meeting of Stockholders, approximately 98% of votes cast by our stockholders approved the compensation of our named executive officers as disclosed in the 2017 proxy statement.

In deciding how to vote on this proposal, we encourage you to review the “Compensation Discussion and Analysis” and “2017 Executive Compensation” sections of this proxy statement for a detailed description of our executive compensation program.

As described in the Compensation Discussion and Analysis, the Compensation Committee has designed our compensation program with the objective of driving sustained meaningful profitable growth and stockholder value creation through its focus on three long-standing CDW compensation philosophies:

•	Attract and Retain the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance- and service-driven mindset.

•	Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.

•	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through the risks and rewards of CDW equity ownership.

The Board of Directors recommends a vote FOR approval on an advisory basis of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related disclosure and tables in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2017 and our executive compensation philosophies and objectives.

Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (“Named Executive Officers”). For 2017, our Named Executive Officers were:

Name	Title
Thomas E. Richards	Chairman, President and Chief Executive Officer
Ann E. Ziegler	Senior Vice President and Chief Financial Officer*
Christina M. Corley	Senior Vice President – Commercial and International Markets
Douglas E. Eckrote	Senior Vice President - Small Business Sales and eCommerce
Christine A. Leahy	Chief Revenue Officer

* Ms. Zeigler retired as our Senior Vice President and Chief Financial Officer, effective December 31, 2017.

This CD&A is divided into three sections:

Overview	• 2017 Business Highlights
• Our Executive Compensation Program
• Our Executive Compensation Practices
• 2017 Say-on-Pay Vote
What We Pay and Why	• 2017 Executive Compensation Decisions
• Alignment of Executive Compensation Program with Operational Performance
• Base Salary
• Annual Cash Incentive Awards (Senior Management Incentive Plan)
• Long-Term Incentive Program
• Other Elements of Our 2017 Executive Compensation Program
How We Make Executive	• Our Executive Compensation Philosophies and Objectives
Compensation Decisions	• Role of the Board, Compensation Committee and our Executive Officers
• Guidance from Independent Compensation Consultant
• Comparison to Relevant Peer Group

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OVERVIEW

2017 Business Highlights

Our 2017 performance demonstrated the strength of our business model as we profitably captured market share while continuing to invest in our future. For the year, we delivered:

•	Net sales growth of 8.7% on a reported basis and 8.9% in constant currency

•	Adjusted EBITDA growth of 6.1%

•	Non-GAAP net income per diluted share growth of 11.7%, fueled by strong operating profits and the repurchase of more than 8.9 million shares

(1) Net Sales for 2016 and 2017 are prior to the Company’s adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”). The Company adopted ASC 606 on January 1, 2018 under the full retrospective method.

See Appendix A for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure.

There were three main drivers of performance in 2017:

•	First, our nimble business model, which enables us to pivot to capture growth opportunities. In 2017 we were very successful addressing four customer trends: (1) focus on hardware refresh, which increased 8 percent; (2) focus on security, which increased double-digits; (3) adoption of more flexible architectures, including cloud, which increased significant double-digits, and hyper-converged infrastructure, which nearly doubled; and (4) greater portion of solutions being delivered via software, including networking software, which increased double-digits.

•	Second, our diverse product suite of more than 100,000 products from over 1,000 leading and emerging brands. This breadth ensures we are well-positioned to meet our customers’ needs – whether transactional or highly complex. In 2017, we saw balanced performance across US sales of hardware, software and services, which all increased between 7 and 8 percent. 2017 was a year of meaningful increases in client device growth, driven by success meeting overall customer refresh and the Department of Defense mandate to strengthen its security posture.

•	Finally, the power of our balanced portfolio of channels with five US channels, each with over $1 billion in annual net sales, and combined sales from Canadian and UK operations in excess of $1.6 billion. In 2017, all three of our US reporting segments, Corporate, Small Business and Public, increased net sales between 8 and 9 percent. In addition, net sales for our Other segment, which is comprised of our UK and Canadian operations, increased 15 percent in US dollars, and each operation grew mid-to-high teens in local currency.

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In 2017, in addition to our strong financial results, including free cash flow of over $600 million, we made excellent progress against our three-part strategy, including taking the actions below:

OUR THREE PART STRATEGY

Capture share and acquire new customers	Continue to enhance capabilities in high-growth solutions areas	Continue to expand integrated, value-added services

•
Evolved our go-to-market model in the small business market to serve customers with fewer than 250 coworkers the way they shop

•
Enhanced our international capabilities to further support our sellers’ ability to provide solutions to customers outside their domestic markets

•
Piloted AMANDA, our automated account assistant, to drive seller productivity by taking administrative tasks, like fulfilling requests for quotes and providing order status information, off account managers’ plates

•
Built and launched an artificial intelligence tool that utilizes proprietary data to identify customers with the highest propensity to purchase hyper-converged infrastructure

•
Held joint CDW and partner led ‘Security Thought Leadership’ sessions across the US

•
Invested in additional solutions capabilities focused on providing Analytics & Information Management solutions to customers

•
Brought Device as a Service offering to market to capitalize on growing movement towards subscription-based services

•
Launched a custom services recommendation engine that identifies the most relevant services to offer for the solution being sold and provides a price quote so the seller can immediately make the recommendation to the customer

•
Expanded our Cloud Planning Services to include “Micro Consulting Engagements”

See Appendix A for a reconciliation of free cash flow, which is a non-GAAP financial measure, to the most directly comparable GAAP measure.

We believe our 2017 results, strategic progress and capital allocation actions were recognized by the stock market. The following chart shows how a $100 investment in the Company’s common stock at market close on June 27, 2013, the date our common stock first traded on Nasdaq after our IPO, would have grown to $393 at market close on December 31, 2017, with dividends reinvested quarterly. The chart also shows CDW’s significant outperformance versus the S&P Mid Cap 400 Index ($100 investment would have grown to $172) and the Company’s 2017 compensation peer group (see page 41) ($100 investment would have grown to $167) over the same period, with dividends reinvested quarterly.

The Company’s strong operational performance in 2017, including its adjusted EBITDA, non-GAAP net income per diluted share and free cash flow performance, contributed to the program results under the Company’s 2017 annual cash bonus program and 2015 performance-based equity awards. Please see the “Annual Cash Incentive Awards (Senior Management Incentive Plan)” and “Long-Term Incentive Programs” sections of this CD&A for further information regarding these programs, including the award opportunities, performance measures and program results.

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Our Executive Compensation Program

Our executive compensation program is designed to drive above-market results and is built upon our performance-driven culture and long-standing executive compensation philosophies and objectives, as described below under “Our Executive Compensation Philosophies and Objectives,” which we believe have been key contributors to our long-term success. The table below outlines each of the principal elements of the Company’s executive compensation program:

Pay Element			
	Salary	Annual Cash Incentive Awards	Performance Share Units	Stock Options
Who Receives	All Named Executive Officers →			
When Granted	Annually →			
Form of Delivery	Cash →		Equity →	
Type of Performance	Short-term emphasis →	Short-term emphasis (variable) →	Long-term emphasis (variable) →	
Performance Period	1 year	1 year	3 years	Vest over 3 years 10 year maximum term
How Payout Determined	Compensation Committee determination	Based upon formula established by Compensation Committee	Based upon formula established by Compensation Committee	Based upon stock price appreciation between grant and exercise
Most Recent Performance Measures	Individual	Adjusted EBITDA, market share	Adjusted free cash flow, Adjusted EPS	Stock price appreciation

The chart below illustrates the pay for performance design of our 2017 executive compensation program. For 2017, approximately 86% of the target compensation of our Chief Executive Officer was variable and is realized only if the applicable financial performance goals are met and/or our stock price increases.

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Our Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance
Long-term objectives aligned with the creation of stockholder value
Target total compensation at the competitive market median
Market comparison of executive compensation against a relevant peer group
Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company
Double-trigger vesting for equity awards in the event of a change in control under our long-term incentive plan
Robust stock ownership guidelines
Clawback policy
Annual say-on-pay vote

We do not have tax gross-ups
We do not have executive perquisites
We do not have an enhanced severance multiple upon a change in control
We do not have excessive severance benefits
We do not allow dividends or dividend equivalents on unearned performance-based awards under our long-term incentive plan
We do not allow repricing of underwater stock options under our long-term incentive plan without stockholder approval
We do not allow hedging or short sales of our securities, and we do not allow pledging of our securities except in limited circumstances with pre-approval

2017 Say-on-Pay Vote

As noted above, in its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. In that respect, as part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 98% of the votes cast for the Company’s say-on-pay vote at our 2017 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2017 say-on-pay vote.

WHAT WE PAY AND WHY

2017 Executive Compensation Decisions

Consistent with our pay-for-performance philosophy and executive compensation program objectives described below under “Our Executive Compensation Philosophies and Objectives,” in determining the 2017 adjustments to executive compensation levels and the mix of compensation elements for each Named Executive Officer, the Compensation Committee and our Chief Executive Officer (in making recommendations regarding Named Executive Officer compensation other than his own) considered

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each Named Executive Officer’s prior performance, Company performance, the compensation levels paid to similarly situated executive officers at the Company, the competitive median of the market data to provide a perspective on external practices, and input from the Compensation Committee’s independent compensation consultant. In approving 2017 compensation adjustments, the Compensation Committee in particular made compensation adjustments designed to support executive succession planning and to further align Named Executive Officer compensation with the competitive median.

Alignment of Executive Compensation Program with Operational Performance

Our executive compensation program is designed to drive sustained meaningful profitable growth and shareholder value creation by aligning all members of senior management around common performance goals. The Compensation Committee selects performance goals that it believes are core drivers of the Company’s operational performance and shareholder value creation. By using performance goals under the Company’s incentive programs that are based on EBITDA, earnings per share and free cash flow, as adjusted in accordance with the terms of the awards, as well as market share gains, the Compensation Committee believes that the program reflects an appropriate balance with respect to incentivizing profitability, top-line growth and cash flow generation.

To drive performance against our program goals, when communicating the goals to the senior management team, the Company includes extensive communications on what members of senior management, together with their teams, can do on a daily basis to impact achievement of these goals. We believe this understanding of the link between individual/team performance and the achievement of the Company’s financial performance goals helps the entire organization focus on those actions that have the greatest potential to drive sustained meaningful profitable growth and stockholder value creation.

Base Salary

The Compensation Committee generally sets base salaries for executives, including our Named Executive Officers, below the competitive market median of salaries for executives in similar positions. Aligned with our compensation philosophies and objectives, a significant portion of each Named Executive Officer’s annual target cash compensation is at risk, to provide a strong connection between pay and performance. Accordingly, in 2017, Mr. Richards’ annual target cash compensation was weighted 38% base salary and 62% annual incentive target. The table below sets forth the 2017 base salary level for each of our Named Executive Officers:

Named Executive Officer	2017 Base Salary
Thomas E. Richards	$950,000
Ann E. Ziegler	$582,368
Christina M. Corley	$361,479
Douglas E. Eckrote	$423,188
Christine A. Leahy	$488,168

Annual Cash Incentive Awards (Senior Management Incentive Plan)

We provide our senior management with short-term incentive compensation through our annual cash bonus program, the Senior Management Incentive Plan (“SMIP”). Short-term compensation under SMIP represents a majority of each Named Executive Officer’s total target cash compensation opportunity in a given year.

Setting the Target Opportunity under SMIP

Because our Named Executive Officer base salary levels historically have been targeted to be below the competitive market median, the Compensation Committee uses an above-median target SMIP opportunity to bring targeted total cash compensation within the median range.

2017 SMIP Pay for Performance Alignment

The Compensation Committee undertakes a rigorous review and analysis to establish annual performance goals under SMIP that require above-market performance. Factors considered by the Compensation Committee in establishing the performance goals include U.S. IT market growth rate expectations and our market share gain expectations, as well as assumptions regarding our productivity gains and investments.

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For 2017, the Compensation Committee established the following goals and payout levels under SMIP:

•	Consistent with the 2016 SMIP design, the Compensation Committee chose Adjusted EBITDA and market share growth (based upon sales) as our SMIP performance goals. The Compensation Committee chose this combination of performance goals because together they take into account not only our absolute performance but also performance relative to the market.

•	Adjusted EBITDA performance goal was set at $1,181 million, which was based on a growth rate above U.S. IT market growth rate expectations. When establishing the performance goals under SMIP, the Compensation Committee determined to exclude the items set forth in the Adjusted EBITDA reconciliation included in Appendix A. In addition, the Compensation Committee determined to exclude the effect of currency fluctuations from the payout calculations as the Compensation Committee believed that compensation should not be based on factors outside of the control of the SMIP participants. Under this plan design, performance goals and results are calculated using exchange rates determined at the time the performance goals were established.

•	No payout unless 2017 Adjusted EBITDA at or above reported 2016 Adjusted EBITDA.

•	Payout range from 0% to 200% of target awards for performance against the Adjusted EBITDA performance goal.

•	Market share governor would reduce EBITDA-based payouts at all performance levels unless we gained market share.

The threshold, target and maximum payout opportunities under the SMIP payout curve are set forth below:

	Adjusted EBITDA performance goal(2)		Market share governor(3)
Payout opportunity(1)	Adjusted EBITDA (in millions)	% attainment of performance goal	Grow (% of target bonus)	Constant/Decline (% of target bonus)
Maximum	$1,299	110%	200%	180%
Adjusted EBITDA Target	$1,181	100%	100%	90%
Threshold	$1,117	94.6%	25%	15%
(1)	Payouts are determined based on various performance achievement levels for Adjusted EBITDA and market share changes. Payouts for performance between these various performance achievement levels are calculated using straight line interpolation.
(2)	See Appendix A for a reconciliation of Adjusted EBITDA to net income.
(3)	Market share changes were measured internally based on data from three industry surveys and reports.

2017 SMIP Results and Payouts

Our 2017 Adjusted EBITDA measured on a constant currency basis was $1,174 million, and the Compensation Committee determined that we had achieved 99.5% of our Adjusted EBITDA performance goal. In addition, based upon industry surveys and reports (see footnote (3) above), the Compensation Committee determined that our market share grew. Based on this performance, in February 2018, the Compensation Committee certified SMIP payout percentages for the Named Executive Officers at 97.4% of their 2017 SMIP targets. Although performance exceeded the level required to receive a payout under the 2017 SMIP design, the continuing Named Executive Officers requested a waiver of their 2017 SMIP payouts approved by the Committee and the Committee accepted the waiver. The continuing Named Executive Officers requested the waiver of their 2017 SMIP payouts based upon execution issues related to year-end supply chain challenges that the leadership team believed could have been managed more effectively.

The table below sets forth the SMIP bonus targets, SMIP payouts approved by the Committee based upon 2017 performance under the 2017 SMIP program design and SMIP payouts post-waiver:

		SMIP Payout
Named Executive Officer	SMIP Bonus Target	Approved	Post-Waiver
Thomas E. Richards	$1,567,500	$1,525,961	—
Ann E. Ziegler	$856,476	$833,779	$833,779
Christina M. Corley(1)	$405,589	$394,841	—
Douglas E. Eckrote	$581,063	$565,664	—
Christine A. Leahy(1)	$545,069	$530,625	—
(1)	In connection with the promotions of Ms. Leahy and Ms. Corley to the positions of Chief Revenue Officer and Senior Vice President – Commercial and International Markets, respectively, each received an adjustment to their SMIP targets in July 2017. Ms. Leahy’s SMIP target increased from $488,168 to $617,168 and Ms. Corley’s SMIP target increased from $361,480 to $461,480. These adjustments were made to further align their compensation with the market data for similarly situated executive officers. The amounts reported in this table reflect the 2017 prorated SMIP target for each executive officer.

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Long-Term Incentive Program

Under our long-term incentive program, the Compensation Committee has the authority to award various forms of long-term incentive grants, including stock options, performance-based awards and restricted stock units. The Compensation Committee’s objectives for the 2017 long-term incentive awards were to:

•	Focus executives on key performance metrics aligned with long-term stockholder value creation and the Company’s long-term strategic plan and capital allocation plan.

•	Establish a direct link between compensation and the achievement of longer-term financial objectives.

•	Retain the services of executives through multi-year vesting provisions.

For 2017, the annual long-term incentive grant was delivered in the form of performance share units (“PSUs”) and stock options, with the following key elements to drive Company performance and align with stockholder interests:

Performance Share Units	•	50% of target long-term incentive opportunity
	•	2017-2019 performance period with 0-200% payout curve (threshold payout of 50%)
	•	Vest at the end of the performance period based upon attainment of (1) cumulative annual adjusted free cash flow (“adjusted FCF”) and (2) cumulative annual non-GAAP net income per diluted share (“adjusted EPS”) performance goals, each calculated as described below
Stock Options	•	50% of target long-term incentive opportunity
	•	Only have value if CDW stock price increases
	•	Vest in 1/3 annual increments with 10 year maximum term

2017 Long-Term Incentive Program Pay for Performance Alignment

For 2017, 100% of the long-term incentive awards granted to the Named Executive Officers consisted of performance-based equity awards. Stock options have value to an award recipient only if our stock price appreciates, while PSUs have value if and only to the extent that the pre-established quantitative performance metrics relating to adjusted FCF and adjusted EPS, as described below, are achieved during the three-year performance period. The Compensation Committee selected adjusted FCF and adjusted EPS as the metrics for the PSUs because it believes successful performance against these measures promotes the creation of long-term shareholder value. In selecting these metrics, the Company focused on earnings and cash flow as critical measures of operational success, but distinguished the PSU metrics from the SMIP metric (Adjusted EBITDA). By including interest, taxes, depreciation and amortization in the measure of earnings, and including interest, taxes and working capital in the measure of cash flow, the Compensation Committee intends to provide a stronger linkage to longer-term growth in stockholder value. Consistent with the SMIP design, the performance goals under the 2017 PSU awards will be determined on a constant currency basis as the Compensation Committee believed that compensation should not be based on factors outside of the control of program participants. Under this plan design, the performance goals and results will be calculated using exchange rates determined at the time the performance goals were established. The Committee established the payout curves for the PSUs to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout levels were designed to be challenging but achievable, while payouts at the maximum levels were designed to be stretch goals.

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Under the PSU agreements, adjusted EPS and adjusted FCF are generally calculated as follows:

*	Non-GAAP net income is defined as net income, adjusted for the items set forth in the Company’s earnings releases which may include, among other items, amortization of intangibles, non-cash equity-based compensation and associated taxes, losses or gains from the extinguishment of debt and acquisition and integration expenses. Free cash flow is defined as net cash from operating activities minus capital expenditures plus or minus net change in accounts payable–inventory financing each year during the performance period.

**	The impact of extraordinary, unusual, infrequently occurring, non-recurring and unanticipated events will be excluded, such as severance expenses attributable to a reduction in force; asset impairments, reserves for uncertain tax positions and reserves for loss contingencies (or payments for settlements or judgments), each as determined under GAAP; and the effect of any change in tax laws, accounting principles or other laws or regulations affecting results.

Setting Award Levels under 2017 Long-Term Incentive Program

In determining the 2017 long-term incentive award levels for Named Executive Officers, the Compensation Committee compared the target total direct compensation of each Named Executive Officer to the competitive market median. The table below sets forth the target award value, as of the date of grant, of the long-term incentive award received by each Named Executive Officer under our 2017 long-term incentive program, which was delivered 50% in PSUs and 50% in stock options:

Executive	Amount
Thomas E. Richards	$4,500,000
Ann E. Ziegler	$1,400,000
Christina M. Corley	$850,000
Douglas E. Eckrote	$500,000
Christine A. Leahy	$1,000,000

2015 Long-Term Incentive Program Results and Payouts

Under the terms of the performance shares granted as part of the 2015 long-term incentive program, 2017 represented the final year of the three-year performance period for the 2015 performance shares. The 2015 performance shares vested based on the attainment of cumulative performance goals relating to adjusted FCF and adjusted EPS during the 2015-2017 performance period, with each goal weighted equally in the determination of the vesting level. These performance goals were set in 2015 based on the Company’s strategic plans at the time. Based on performance, participants were eligible to receive a payout ranging from 0% - 200% of target, with a threshold payout opportunity equal to 50% of target.

The threshold, target and maximum payout opportunities under the 2015 PSU payout curve are set forth below:

		2015-2017 Performance Goals(1)
		Adjusted Earnings Per Share		Adjusted Free Cash Flow
Payout opportunity(2)	Payout (% of target)	Adjusted Earnings Per Share	% attainment of performance goal	Adjusted Free Cash Flow (in millions)	% attainment of performance goal
Maximum	200%	$10.41	115%	$1,300	115%
Target	100%	$9.05	100%	$1,130	100%
Threshold	50%	$8.12	89.7%	$961	85%
(1)	Under the terms of the 2015 performance share award agreements, adjusted EPS and adjusted FCF were each weighted equally and calculated as described above with respect to the 2017 PSU awards.
(2)	Payouts are determined based on various performance achievement levels for adjusted EPS and adjusted FCF. Payouts for performance between these various performance achievement levels are calculated using straight line interpolation.

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For the 2015-2017 performance period, the Company achieved cumulative adjusted EPS and cumulative adjusted FCF of $10.19 and $1,571 million, respectively, resulting in the vesting level for the 2015 performance shares at 192% of target. The table below sets forth the target number of performance shares awarded in 2015 and the number of shares earned based on actual performance during the 2015 - 2017 performance period:

Named Executive Officer	2015 Target Performance Shares (#)	Shares Earned under 2015 PSU Award (#)(1)
Thomas E. Richards	46,309	88,913.28
Ann E. Ziegler	17,200	33,024.00
Christina M. Corley	7,939	15,242.88
Douglas E. Eckrote	5,954	11,431.68
Christine A. Leahy	10,585	20,323.20
(1)	Pursuant to the terms of the award agreements, participants are eligible to receive dividend equivalents with respect to dividends paid prior to the settlement of the award. The earned shares reported in this table do not include additional shares acquired through the deemed reinvestment of dividend equivalents prior to settlement of the award. The earned shares, including shares acquired through the deemed reinvestment of dividends through December 31, 2017, are reported in the 2017 Stock Vested Table.

Other Elements of Our 2017 Executive Compensation Program

Severance Arrangements

During 2017, the Named Executive Officers were each subject to a compensation protection agreement that provided for severance benefits upon certain qualifying terminations of employment with the Company (the “Compensation Protection Agreements”). The Compensation Committee believes that these severance benefits: (1) help secure the continued employment and dedication of our Named Executive Officers; (2) enhance the Company’s value to a potential acquirer because our Named Executive Officers have noncompetition, nonsolicitation and confidentiality provisions that apply after any termination of employment, including after a change in control of the Company; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management. Consistent with market practices, the Compensation Protection Agreements do not include change in control-related tax gross-ups and are for three year fixed terms commencing January 1, 2017, with certain term extensions in the event of a “potential change in control” or “change in control” during the term.

As noted above, Ms. Ziegler retired as Senior Vice President and Chief Financial Officer of the Company, effective December 31, 2017. Ms. Ziegler did not receive any separation benefits under the terms of the Compensation Protection Agreement as a result of her retirement. Ms. Ziegler remained available on a consulting basis for 60 days post-retirement to assist with the transition of her responsibilities and, during such transition period, Ms. Ziegler’s equity awards continued to vest in accordance with the original terms of such awards. In addition, the Company agreed to allow Ms. Ziegler and her dependents continued access to the Company’s medical plan following the expiration of the COBRA continuation period and until Ms. Ziegler becomes eligible for Medicare, with the full cost of such continued access to be paid by Ms. Ziegler.

Additional information regarding the employment arrangements with each of our Named Executive Officers, including a quantification of benefits that would have been received by each Named Executive Officer had his or her employment terminated on December 31, 2017, is provided under “2017 Potential Payments upon Termination or Change in Control.”

RDU Plan

During 2017, our Named Executive Officers participated in the RDU Plan, a legacy nonqualified deferred compensation plan, established by our Board of Directors in 2010 in order to retain key leaders prior to our initial public offering and focus them on driving the long-term success of the Company. While participants are able to receive cash payments under the RDU Plan with respect to RDU grants made at or prior to our initial public offering, no new grants have been made since that time and the plan has been closed. Under the terms of the RDU Plan, participants received cash distributions with respect to their account balances in 2017, which remain subject to clawback for a 24-month period in the event of a termination for “cause” or the Named Executive Officer’s violation of any restrictive covenant agreement with respect to noncompetition, nonsolicitation, confidentiality or trade secrets. There will be no further payments under the RDU Plan.

For additional information regarding the operation of this legacy plan, please see the narrative accompanying the “2017 Non-Qualified Deferred Compensation” table.

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Other Benefits

Our Named Executive Officers participate in our corporate-wide benefit programs. Our Named Executive Officers are offered benefits that generally are commensurate with the benefits provided to all of our full-time coworkers, which includes participation in our qualified defined contribution plan. Consistent with our performance-based culture, we do not offer a service-based defined benefit pension plan or other similar benefits to our coworkers. Similarly, we do not provide nonqualified retirement programs or perquisites that are often provided at other companies to executive officers.

Clawback Policy

The Compensation Committee adopted a clawback policy in the event the Company is required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under the federal securities laws. If a current or former executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, the Compensation Committee may, in its discretion and to the full extent permitted by governing law, require reimbursement of that portion of any cash bonus paid to, or performance shares/units earned by, such executive officer during the three-year period preceding the date on which the Company is required to prepare the restatement, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

Stock Ownership Guidelines

The Compensation Committee believes that, in order to more closely align the interests of executives with the interests of the Company’s other stockholders, all executives should maintain a minimum level of equity interests in the Company’s common stock. The Compensation Committee has adopted stock ownership guidelines requiring ownership of six times base salary for our Chief Executive Officer and three times base salary for our other executive officers. Until the guideline is met, an executive officer is required to retain 50% of the after-tax shares acquired upon exercise of stock options and vesting of performance shares/units and restricted shares/units. As of the record date, all of our continuing Named Executive Officers have attained the required ownership guideline.

Hedging, Short Sales and Pledging Policies

Our executive officers are prohibited from hedging and short sales transactions with respect to our securities. In addition, our executive officers are prohibited from pledging our securities except in limited circumstances with pre-approval. For a further description of these policies, please see “Corporate Governance - Hedging, Short Sales and Pledging Policies.”

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Our Executive Compensation Philosophies and Objectives

The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive sustained meaningful profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee’s goal has been to implement an executive compensation program that would continue to drive above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as outlined below, which we believe have been key contributors to our long-term success:

Sustained Meaningful Profitable Growth and Stockholder Value Creation

Attract and Retain the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance- and service-driven mindset.	Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through the risks and rewards of CDW equity ownership.

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Role of the Board, Compensation Committee and our Executive Officers

The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and each of our other executive officers. In setting the compensation of our Chief Executive Officer, the Compensation Committee takes into account the Nominating and Corporate Governance Committee’s review of the Chief Executive Officer’s performance. In setting the compensation of our other executive officers, the Compensation Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from Independent Compensation Consultant

Frederic W. Cook & Co., Inc. (the “Compensation Consultant”) provides executive compensation consulting services to the Compensation Committee. In 2017, the Compensation Consultant provided services related to the review of 2017 compensation adjustments, including a review of peer group compensation data, awards under our long-term incentive program, the setting of performance goals in our variable incentive plans including the payout leverage for results above and below the target performance levels, an analysis of the relationship between CDW’s pay and performance relative to peers, a review of trends and tax and regulatory developments with respect to executive compensation, a review of our compensation peer group and assistance with this CD&A. The Compensation Consultant is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. The Compensation Consultant did not provide any services to the Company in 2017. The Compensation Committee reviewed the independence of the Compensation Consultant under Nasdaq and SEC rules and concluded that the work of the Compensation Consultant has not raised any conflict of interest.

Comparison to Relevant Peer Group

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as a general industry survey. In selecting companies for our peer group, the Compensation Committee considers companies that meet one or more of the following peer group selection criteria established by the Compensation Committee:

Similar size in terms of revenue and/or enterprise value (one-third to three times the Company’s revenue or enterprise value)

Operates in a business-to-business distribution environment

Member of the technology industry

Similar customers (i.e., business, government, healthcare, and education)

Services and/or solutions provider

Similar EBITDA and gross margins

For 2017 compensation decisions, the Compensation Committee utilized the peer group set forth below, which was the same peer group used by the Compensation Committee with respect to 2016 compensation decisions. Based on data compiled by the Compensation Consultant at the time of the peer group review, our revenues and EBITDA were between the median and 75th percentile of our peer group:

Our Compensation Peer Group
Accenture plc	Henry Schein, Inc.
Anixter International, Inc.	Insight Enterprises, Inc.
Arrow Electronics, Inc.	Owens & Minor, Inc.
Avnet, Inc.	Patterson Companies, Inc.
CGI Group Inc.	SYNNEX Corporation
Essendant Inc.	W.W. Grainger, Inc.
Genuine Parts Company	Wesco International, Inc.

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The Compensation Consultant provides competitive data utilizing peer group proxy data and Aon Hewitt provides revenue size-adjusted competitive data from its general industry database. In reviewing the size-adjusted data from the Aon Hewitt general industry database, the Compensation Committee does not review data from the specific companies included in the database. For Mr. Richards, the peer group was the primary market data source for evaluating 2017 base salary, annual cash incentive award opportunity and long-term incentive opportunity, given the availability of chief executive officer compensation data in public filings, with the compensation survey data providing a supplemental viewpoint. For our other Named Executive Officers, the Compensation Committee reviewed both peer group data when available and compensation survey data when evaluating the 2017 base salary, annual cash incentive opportunities and long-term incentive opportunities. For purposes of this CD&A, the peer group data and compensation survey data are collectively referred to as “market data.”

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Steven W. Alesio, Chair
Barry K. Allen
Lynda M. Clarizio
Paul J. Finnegan
Joseph R. Swedish

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2017 EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table provides information regarding the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our “Named Executive Officers” for fiscal year ended December 31, 2017 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal years ended December 31, 2016 and 2015.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas E. Richards Chairman, President and Chief Executive Officer	2017	940,961	—	2,249,980	2,257,385	1,525,961	12,716	6,987,003
	2016	888,461	—	2,000,005	1,289,272	1,561,768	11,992	5,751,498
	2015	851,587	—	1,750,017	1,546,246	1,519,418	1,300,347	6,967,615
Ann E. Ziegler(6) Senior Vice President and Chief Financial Officer	2017	576,799	—	700,027	702,302	833,779	12,279	2,825,186
	2016	544,516	—	699,986	451,243	787,443	11,555	2,494,743
	2015	516,806	—	649,988	574,319	774,750	799,428	3,315,291
Christina M. Corley Senior Vice President, Commercial and International Markets	2017	355,183	—	425,022	426,391	394,841	11,120	1,612,557
Douglas E. Eckrote Senior Vice President, Small Business Sales and eCommerce	2017	419,222	—	249,972	250,815	565,664	11,422	1,497,095
	2016	396,635	39,000	225,012	145,042	663,751	10,698	1,480,138
	2015	379,760	29,250	225,002	198,804	741,292	680,663	2,254,771
Christine A. Leahy Chief Revenue Officer	2017	481,847	—	500,002	501,642	530,625	11,422	2,025,538
	2016	443,289	—	449,985	290,084	502,516	10,698	1,696,572
	2015	396,032	—	400,007	353,422	513,689	655,576	2,318,726

(1)	Salary. 2017 base salary adjustments were effective March 1, 2017.
(2)	Stock awards. The amounts reported in this column represent the grant date fair value of performance share units and performance shares granted in the applicable year, calculated in accordance with FASB ASC Topic 718. The amounts included in 2017 for the performance share unit awards are calculated based on the closing stock price and the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2017 performance share unit awards, the maximum value of these awards at the grant date would be as follows: Mr. Richards-$4,499,960; Ms. Ziegler-$1,400,054; Ms. Corley-$850,044; Mr. Eckrote-$499,944; and Ms. Leahy-$1,000,004. See Note 13 to the Audited Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2017 (the “Audited Financial Statements”) for a discussion of the relevant assumptions used in calculating these amounts.
(3)	Option awards. The amounts reported in this column represent the grant date fair value of stock option awards granted in the applicable year, calculated in accordance with FASB ASC Topic 718. See Note 13 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.
(4)	Non-equity incentive plan compensation. The amounts reported for 2017 represent cash awards that were approved for payout based on 2017 performance under the SMIP. As noted in the CD&A, the continuing Named Executive Officers elected to waive their 2017 SMIP bonuses certified by the Compensation Committee under the 2017 SMIP program design. Please see the CD&A for further information regarding the 2017 SMIP.
(5)	All other compensation. For 2017 and 2016, “All Other Compensation” consists of (i) Company-paid supplemental disability premiums for each of the Named Executive Officers, and (ii) matching and profit sharing contributions to the 401(k) accounts of each of the Named Executive Officers. For 2015, “All Other Compensation” consists of (i) the cash retention payments under the RDU Plan that vested in 2015 and were paid in 2016 (Mr. Richards, $1,286,954, Ms. Ziegler, $786,472, Mr. Eckrote, $668,564, and Ms. Leahy $643,477), (ii) Company-paid supplemental disability premiums for each of the Named Executive Officers, and (iii) matching and profit sharing contributions to the 401(k) accounts of each of the Named Executive Officers.
(6)	As noted in the CD&A, Ms. Ziegler retired as our Senior Vice President and Chief Financial Officer, effective December 31, 2017.

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2017 Grants of Plan-Based Awards Table

The following table provides information regarding the possible payouts to our Named Executive Officers in 2017 under the SMIP and the annual equity awards received by our Named Executive Officers in 2017 under the CDW Corporation Amended and Restated 2013 Long-Term Incentive Plan (“2013 LTIP”).

		Estimated Possible Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of Stock
								Securities Underlying	Price of Option	and Option
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options (#)(3)	Awards ($)	Awards ($)(4)
Thomas E. Richards	—	235,125	1,567,500	3,135,000	—	—	—	—	—	—
	2/28/17	—	—	—	19,100	38,200	76,400	—	—	2,249,980
	2/28/17	—	—	—	—	—	—	184,126	58.90	2,257,385
Ann E. Ziegler	—	128,471	856,476	1,712,952	—	—	—	—	—	—
	2/28/17	—	—	—	5,943	11,885	23,770	—	—	700,027
	2/28/17	—	—	—	—	—	—	57,284	58.90	702,302
Christina M. Corley	—	60,838	405,589	811,178	—	—	—	—	—	—
	2/28/17	—	—	—	3,608	7,216	14,432	—	—	425,022
	2/28/17	—	—	—	—	—	—	34,779	58.90	426,391
Douglas E. Eckrote	—	87,159	581,063	1,162,126	—	—	—	—	—	—
	2/28/17	—	—	—	2,122	4,244	8,488	—	—	249,972
	2/28/17	—	—	—	—	—	—	20,458	58.90	250,815
Christine A. Leahy	—	81,760	545,069	1,090,138	—	—	—	—	—	—
	2/28/17	—	—	—	4,245	8,489	16,978	—	—	500,002
	2/28/17	—	—	—	—	—	—	40,917	58.90	501,642
(1)	These amounts represent threshold, target and maximum cash award levels set in 2017 under the SMIP. The amount actually awarded to each Named Executive Officer is reported as Non-Equity Incentive Plan Compensation in the 2017 Summary Compensation Table.
(2)	These amounts represent the threshold, target and maximum performance share units granted under the 2013 LTIP. For actively employed executives, these performance share units are scheduled to vest on December 31, 2019, subject to the achievement of the threshold performance goals relating to adjusted FCF and adjusted EPS over the 2017-2019 performance period. The number of units subject to a performance share unit award increases as a result of the deemed reinvestment of dividend equivalents prior to settlement of the award and such additional units are subject to the same vesting conditions as the underlying performance share units. Please see the CD&A for further information regarding this award.
(3)	These amounts represent stock options granted under the 2013 LTIP. For actively employed executives, these options vest in one-third increments on each of the first through third year anniversaries of the date of grant.
(4)	The amounts reported represent the grant date fair value associated with the grant of these performance share units and stock option awards, as computed in accordance with FASB ASC Topic 718. In the case of the performance share units, the grant date fair value is calculated based on the closing stock price on the date of grant and the probable satisfaction of the performance conditions for such awards as of the date of grant. See Note 13 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

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2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes outstanding option awards and unvested stock awards held by each Named Executive Officer on December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(6)
Thomas E.	505,294	—	17.00	12/12/2022	—	—	—	—
Richards	200,700	—	24.29	2/25/2024	—	—	—	—
	92,617(1)	46,309(1)	37.79	2/19/2025	—	—	—	—
	50,264(2)	100,528(2)	39.79	3/2/2026	—	—	51,360.88(4)	3,569,068
	—	184,126(3)	58.90	2/28/2027			38,621.34(5)	2,683,797
Ann E. Ziegler	15,728	—	24.29	2/25/2024	—	—	—	—
	34,400(1)	17,201(1)	37.79	2/19/2025	—	—	—	—
	17,592(2)	35,185(2)	39.79	3/2/2026	—	—	17,975.92(4)	1,249,147
	—	57,284(3)	58.90	2/28/2027			12,016.08(5)	834,997
Christina M.	182,667	—	17.00	11/4/2021	—	—	—	—
Corley	27,789	—	24.29	2/25/2024	—	—	—	—
	15,877(1)	7,939(1)	37.79	2/19/2025	—	—	—	—
	8,168(2)	16,336(2)	39.79	3/2/2026	—	—	8,346.24(4)	579,980
	—	34,779(3)	58.90	2/28/2027			7,295.58(5)	506,970
Douglas E.	27,789	—	24.29	2/25/2024	—	—	—	—
Eckrote	11,908(1)	5,954(1)	37.79	2/19/2025	—	—	—	—
	5,654(2)	11,310(2)	39.79	3/2/2026	—	—	5,778.40(4)	401,541
	—	20,458(3)	58.90	2/28/2027			4,290.80(5)	298,168
Christine A.	40,140	—	24.29	2/25/2024	—	—	—	—
Leahy	21,169(1)	10,585(1)	37.79	2/19/2025			—	—
	11,309(2)	22,619(2)	39.79	3/2/2026	—	—	11,555.82(4)	803,014
	—	40,917(3)	58.90	2/28/2027			8,582.64(5)	596,408
(1)	These stock options were awarded on February 19, 2015, and vest in one-third increments on each of the first through third year anniversaries of the date of grant.
(2)	These stock options were awarded on March 2, 2016, and vest in one-third increments on each of the first through third year anniversaries of the date of grant.
(3)	These stock options were awarded on February 28, 2017, and vest in one-third increments on each of the first through third year anniversaries of the date of grant.
(4)	These performance shares were awarded on March 2, 2016 and vest on December 31, 2018, subject to the achievement of the threshold performance goals relating to adjusted FCF and adjusted EPS over the 2016-2018 performance period. The amounts reported in this column are based on target achievement of the applicable performance goals and include performance shares acquired through the deemed reinvestment of dividend equivalents.
(5)	These performance share units were awarded on February 28, 2017 and vest on December 31, 2019, subject to the achievement of the threshold performance goals relating to adjusted FCF and adjusted EPS over the 2017-2019 performance period. The amounts reported in this column are based on target achievement of the applicable performance goals and include performance share units acquired through the deemed reinvestment of dividend equivalents.
(6)	The market value of shares or units of stock that have not vested reflects a stock price of $69.49, our closing stock price on December 29, 2017.

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2017 Option Exercises and Stock Vested Table

The following table provides information concerning the exercise of stock options and vesting of stock awards during 2017 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Thomas E. Richards	—	—	109,809.73	7,482,634
Ann E. Ziegler	27,500	1,226,462	34,008.08	2,363,221
Christina M. Corley	—	—	15,697.11	1,090,792
Douglas E. Eckrote	—	—	11,772.33	818,059
Christine A. Leahy	—	—	20,928.81	1,454,343
(1)	For Mr. Richards, includes the remaining 18,246 shares of restricted stock granted to B unit holders, including Mr. Richards, in connection with the pre-initial public offering distribution of equity held by CDW Holdings LLC, our parent company prior to our initial public offering. The vesting of the shares of restricted stock was based upon the remainder of the 5 year daily vesting schedule applicable to the B units for which the shares of restricted stock were received in exchange, with such shares becoming fully vested on December 11, 2017. The remaining shares reported in this column represent shares acquired upon the vesting of performance share units awarded on February 19, 2015 and which vested on December 31, 2017 based on the achievement of performance goals relating to adjusted FCF and adjusted EPS over the 2015-2017 performance period, including shares acquired through the deemed reinvestment of dividend equivalents through December 31, 2017. Performance share award recipients receive fractional shares upon settlement; however, for purposes of this table, share numbers have been rounded to the nearest whole share.
(2)	The market value reported in this table for the shares of restricted stock held by Mr. Richards that vested on a daily basis through December 11, 2017 is based upon the average daily closing price of our common stock through such date of $61.38. The market value for the 2015 performance shares that vested on December 31, 2017 is based on a stock price of $69.49, our closing stock price on December 29, 2017.

Nonqualified Deferred Compensation

As noted in the CD&A, in 2010, our Board of Directors adopted the RDU Plan, an unfunded nonqualified deferred compensation plan that was designed to retain key leaders and focus them on driving the long-term success of the Company. Participants in the RDU Plan received RDUs that entitled the participant to a proportionate share of payments under the RDU Plan, determined by dividing the number of RDUs held by the participant by 28,500, which was the total number of RDUs available under the RDU Plan. Prior to our initial public offering, the RDUs were designed to track two components of the then outstanding Senior Subordinated Notes, a principal component and an interest component. The total amount of compensation available under the RDU Plan was based on these two components.

The principal component credited the RDU Plan with an amount equal to the $28.5 million face value of the Company’s Senior Subordinated Notes (the “debt pool”), with each RDU representing $1,000 face value of the Senior Subordinated Notes. Participants vested daily in the principal component during employment on a pro rata basis over the period commencing January 1, 2012 (or, if later, the date of hire or the date of a subsequent RDU grant) through December 31, 2014. In connection with our initial public offering and the partial redemption of the Senior Subordinated Notes, and in accordance with the terms of the RDU Plan, the principal component of the RDUs converted to a cash-denominated pool upon the redemption of the related Senior Subordinated Notes, with the same vesting schedule as set forth above. The redemption of the Senior Subordinated Notes, per the terms of the RDU Plan, also resulted in participants being credited in 2013 and 2014 with an additional amount equal to the prepayment premium that would have been paid on an equivalent amount of Senior Subordinated Notes under the terms of the indenture related to such notes. Under the terms of the RDU Plan, payment of the principal component as well as the additional amount related to the prepayment premium were made to participants in 2017.

The interest component credited the RDU Plan with amounts equal to the interest that would have been earned on the debt pool from March 10, 2010 (or, if later, the date of hire or the date of a subsequent RDU grant) through maturity in 2017; however, in connection with our initial public offering, the Compensation Committee determined that the accrual of interest credits on the RDUs would cease after the redemption of the related Senior Subordinated Notes. In order to increase the retentive value of the plan, in 2013, the Compensation Committee established a cash retention pool determined based on the amount of the interest component credits that would have been allocated under the original terms of the RDU Plan. This cash retention pool has been paid to participants based on their service prior to 2016 and no longer represents an ongoing element of the Company’s executive compensation program.

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2017 Non-Qualified Deferred Compensation Table

The following table provides information regarding the RDU Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last Fiscal Year-End ($)
Thomas E. Richards	—	—	—	5,631,406	—
Ann E. Ziegler	—	—	—	3,441,415	—
Christina M. Corley	—	—	—	1,207,514	—
Douglas E. Eckrote	—	—	—	2,925,477	—
Christine A. Leahy	—	—	—	2,815,703	—
(1)	The amounts reported in this column represent each Named Executive Officer’s balance in the RDU Plan that was distributed to the Named Executive Officers in 2017, after applying an early payment discount as the RDU balances were distributed approximately 30 days in advance of the specified distribution date under the RDU Plan.

2017 Potential Payments Upon Termination or Change in Control

During 2017, the Named Executive Officers were each subject to a compensation protection agreement that provided for certain severance benefits upon a qualifying termination of employment (the “Compensation Protection Agreements”). These severance arrangements have a three year fixed term, with certain term extensions in the event of a “potential change in control” or “change in control” during the term. Each Named Executive Officer is also a participant in the Company’s equity award program, which provides for accelerated vesting of outstanding equity awards upon certain termination events or a sale of the Company.

A description of the material terms of each of the employment arrangements that were in effect on December 31, 2017 and the equity award program as well as estimates of the payments and benefits each Named Executive Officer would receive upon a termination of employment or sale of the Company, are set forth below. The estimates have been calculated assuming a termination date on December 31, 2017 and the closing price of a share of our common stock on December 29, 2017. The amounts reported below are only estimates and actual payments and benefits to be paid upon a termination of a Named Executive Officer’s employment with the Company or sale of the Company under these arrangements can only be determined at the time of termination or sale of the Company.

Compensation Protection Arrangements

This section describes the Compensation Protection Agreements in effect for Named Executive Officers in 2017.

For purposes of determining severance benefits under the Named Executive Officers’ Compensation Protection Agreements, a qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

If the employment of a Named Executive Officer is terminated for any reason other than a qualifying termination of employment, the Named Executive Officer is entitled to receive his or her “accrued obligations.” Accrued obligations include the following: (1) accrued and unpaid base salary; (2) any SMIP bonus, deferred compensation and other cash compensation accrued by the Named Executive Officer to the extent not paid as of the date of termination; and (3) vacation pay, expense reimbursements and other cash entitlements accrued by the Named Executive Officer to the extent not paid as of the date of termination.

If the employment of a Named Executive Officer is terminated due to the Named Executive Officer’s death or disability, the Named Executive Officer or his or her estate, as applicable, is entitled to receive the following payments under his or her Compensation Protection Agreement: (1) accrued obligations as defined above and (2) an annual incentive bonus (based on the target bonus under the Company’s SMIP), prorated through the effective date of the Named Executive Officer’s termination of employment.

If the employment of a Named Executive Officer is terminated due to a qualifying termination, the Named Executive Officer is entitled to receive the following payments and benefits under his or her Compensation Protection Agreement: (1) accrued obligations as defined above; (2) the portion of the unpaid SMIP bonus that the Named Executive Officer would have received had he or she remained employed by the Company for the full year in which the termination occurs, based on actual performance and prorated through the date of termination; (3) continuation in accordance with the Company’s regular payroll practices of two times the Named Executive Officer’s base salary; (4) payment of two times the Named Executive Officer’s SMIP bonus that would have been earned had the Named Executive Officer remained employed by the Company for the full year in which the termination occurs, based on actual performance (provided that if the termination occurs after a change in control, the SMIP bonus will be equal to two times the Named Executive Officer’s average SMIP bonus for each of the three fiscal years ending prior to the change in control); (5) continuation of certain health and welfare benefits for two years or, if earlier, the date that the Named Executive Officer

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becomes eligible for each such type of insurance coverage from a subsequent employer (provided, however, that if the Company is unable to provide such continuation benefits to the Named Executive Officer, the Company will instead provide a cash payment, subject to any applicable withholding taxes, that is sufficient to purchase comparable benefits); and (6) outplacement services of up to $20,000. The receipt of all of the payments and benefits above, except payment of accrued obligations, is conditioned upon the Named Executive Officer’s execution of a general release agreement in which he or she waives all claims that he or she might have against the Company and certain associated individuals and entities.

If the employment of Mr. Richards is terminated for any reason other than a termination by the Company for “cause” (as defined in his Compensation Protection Agreement), upon the expiration of any continued medical coverage period under his Compensation Protection Agreement and the COBRA continuation coverage period, Mr. Richards and his spouse are entitled to continued access to the Company’s medical plan until each becomes eligible for Medicare (or the earlier occurrence of another event specified in his Compensation Protection Agreement), with the full cost of such continued access to be paid by Mr. Richards.

Under the terms of the Compensation Protection Agreements, if the payments and benefits to a Named Executive Officer under his or her respective Compensation Protection Agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the Named Executive Officer receiving a higher net after-tax amount.

As noted above, Ms. Ziegler retired as Senior Vice President and Chief Financial Officer of the Company, effective December 31, 2017. Ms. Ziegler did not receive any separation benefits under the terms of the Compensation Protection Agreement as a result of her retirement. Ms. Ziegler remained available on a consulting basis for 60 days post-retirement to assist with the transition of her responsibilities and, during such transition period, Ms. Ziegler’s equity awards continued to vest in accordance with the original terms of such awards. In addition, the Company agreed to allow Ms. Ziegler and her dependents continued access to the Company’s medical plan following the expiration of the COBRA continuation period and until Ms. Ziegler becomes eligible for Medicare, with the full cost of such continued access to be paid by Ms. Ziegler.

Outstanding Equity Awards

Under the terms of the 2017, 2016 and 2015 option awards, the options will become 100% vested in the event of (i) a termination of employment due to death or disability, (ii) a termination of employment by the Company without cause or by the Named Executive Officer for good reason within two years following a change in control or (iii) a change in control pursuant to which the option awards are not effectively assumed or continued in such transaction. In addition, in the event of the Named Executive Officer’s retirement, the options will continue to vest in accordance with the vesting schedule set forth in the award agreement so long as the Named Executive Officer continues to comply with restrictive covenants relating to non-competition, non-solicitation and confidentiality through the vesting period.

With respect to the 2016 performance share units and the 2015 performance shares, upon a termination of employment due to death, disability or retirement, the Named Executive Officer will be entitled to a prorated award based on actual performance through the end of the performance period, subject to the Named Executive Officer’s continued compliance with restrictive covenants relating to non-competition, non-solicitation and confidentiality. In the event of a change in control prior to the 24-month anniversary of the first day of the performance period, the performance goals will be deemed to have been satisfied at target performance. If, however, the change in control occurs on or after the 24-month anniversary of the first day of the performance period, the performance goals will be determined by the Compensation Committee based on the projected level of performance through the end of the performance period. In the event of a change in control in which the awards are not effectively assumed, the awards will be settled within 70 days of such change in control. For awards effectively assumed in a change in control, the settlement of the awards will be accelerated if the Named Executive Officer’s employment is terminated without cause or due to good reason within 24 months following the change in control.

For purposes of the 2013 LTIP, a change in control generally occurs upon (1) an unapproved change in the majority composition of the Board during a 24-month period, (2) certain acquisitions of 35% or more of the Company’s outstanding voting securities, or (3) certain corporation transactions, including certain mergers, dissolutions, liquidations or the sale of substantially all of the Company’s assets.

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Potential Payments Upon a Qualifying Termination of Employment(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)	Welfare Benefits ($)(3)	Outplacement ($)(4)	Aggregate Payments ($)
Thomas E. Richards	4,951,922	—	26,116	20,000	4,998,038
Ann E. Ziegler	2,832,294	—	25,673	20,000	2,877,967
Christina M. Corley	1,512,640	—	32,428	20,000	1,565,068
Douglas E. Eckrote	1,977,703	—	29,864	20,000	2,027,567
Christine A. Leahy	2,037,586	—	32,816	20,000	2,090,402
(1)	A qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.” As a result of Ms. Ziegler’s retirement, Ms. Ziegler ceased to be eligible to the benefits set forth in this table.
(2)	Amounts reported in this column represent two times the sum of (i) the Named Executive Officer’s base salary and (ii) the Named Executive Officer’s annual incentive bonus target for 2017 multiplied by the 2017 SMIP payout percentage of 97.4%. Under the Compensation Protection Agreements, the Named Executive Officers are also entitled to a pro rata bonus based on the Company’s actual performance for the year in which termination occurs. Because the SMIP bonus is considered earned as of December 31, 2017, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2017 Summary Compensation Table as 2017 compensation.
(3)	Represents the estimated value of continued welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.
(4)	Represents the maximum value of outplacement services that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.

Potential Payments Upon Death, Disability or Retirement Table(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Aggregate Payments ($)
Thomas E. Richards	—	9,677,549	9,677,549
Ann E. Ziegler	—	3,308,001	3,308,001
Christina M. Corley	—	1,660,799	1,660,799
Douglas E. Eckrote	—	1,108,382	1,108,382
Christine A. Leahy	—	2,174,785	2,174,785
(1)	As noted above, the terms of our 2017, 2016 and 2015 equity awards include retirement vesting provisions and, as of December 31, 2017, Mr. Richards and Ms. Ziegler were our only Named Executive Officers eligible for retirement vesting under such equity awards. Under the terms of the 2017, 2016 and 2015 equity awards, Mr. Richards and Ms. Ziegler would continue to vest in their option grants and receive a prorated payout based on actual performance with respect to their performance shares upon retirement, provided that each continued to comply with non-competition, non-solicitation and confidentiality restrictive covenants during the vesting period. As noted in the CD&A, Ms. Ziegler retired as our Senior Vice President and Chief Financial Officer, effective December 31, 2017, and became entitled to the benefits described in this table.
(2)	The Named Executive Officers are entitled to a pro rata bonus based on target for the year in which termination occurs upon death or a termination due to disability and may receive, at the Compensation Committee’s discretion, a pro rata bonus for the year of retirement. Because the SMIP bonus is considered earned as of December 31, 2017, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2017 Summary Compensation Table as 2017 compensation.
(3)	Represents the value of the accelerated vesting in the case of death or disability and continued vesting in the case of retirement (applicable to Mr. Richards and Ms. Ziegler only) of the 2017, 2016 and 2015 stock option awards and the pro rata vesting of the 2017 performance share units and 2016 performance shares, assuming target achievement of the applicable performance goals. The value of the accelerated vesting of the equity awards reported in this table is based upon our closing stock price of $69.49 on December 29, 2017. Excluded from this column are the 2015 performance shares that vested based on Company performance and continued service of the Named Executive Officer through December 31, 2017 and which are reflected in the 2017 Stock Vested Table.

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Potential Payments Upon a Qualifying Termination of Employment Following a Change in Control(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Welfare Benefits ($)(4)	Outplacement ($)(5)	Aggregate Payments ($)
Thomas E. Richards	5,178,530	12,656,436	26,116	20,000	17,881,082
Ann E. Ziegler	2,851,443	4,281,048	25,673	20,000	7,178,164
Christina M. Corley	1,542,420	2,192,105	32,428	20,000	3,786,953
Douglas E. Eckrote	2,431,127	1,441,008	29,864	20,000	3,921,999
Christine A. Leahy	2,047,497	2,840,061	32,816	20,000	4,940,374
(1)	A qualifying termination means termination of the Named Executive Officer’s employment following a change in control (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.” Under the terms of the Compensation Protection Agreements, if the payments and benefits to a Named Executive Officer under his or her respective Compensation Protection Agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the Compensation Protection Agreements. As a result of Ms. Ziegler’s retirement, Ms. Ziegler ceased to be eligible to the benefits set forth in this table.
(2)	Amounts reported in this column represent two times the sum of (i) the Named Executive Officer’s base salary and (ii) the Named Executive Officer’s average SMIP bonus for each of the three fiscal years ending prior to the change in control. Under the Compensation Protection Agreements, the Named Executive Officers are also entitled to a pro rata bonus based on the Company’s actual performance for the year in which termination occurs. Because the SMIP bonus is considered earned as of December 31, 2017, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2017 Summary Compensation Table as 2017 compensation.
(3)	Represents the value of equity awards that would become vested upon a qualifying termination of employment within two years following a change in control or upon a change in control in which the outstanding awards are not effectively assumed, assuming target achievement of the applicable performance goals. The value of the accelerated vesting of the equity awards reported in this table is based upon our closing stock price of $69.49 on December 29, 2017. Excluded from this column are the 2015 performance shares that vested based on Company performance and continued service of the Named Executive Officer through December 31, 2017 and which are reflected in the 2017 Stock Vested Table.
(4)	Represents the estimated value of continued welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.
(5)	Represents the maximum value of outplacement services that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our coworkers to the annual total compensation of Mr. Richards, our Chairman, President and Chief Executive Officer. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Ratio

For 2017,

•	The median of the annual total compensation of all of our coworkers, other than Mr. Richards, was $85,701.

•	Mr. Richards’ annual total compensation, as reported in the Total column of the 2017 Summary Compensation Table, was $6,987,003.

•	Based on this information, the ratio of the annual total compensation of Mr. Richards to the median of the annual total compensation of all coworkers is estimated to be 82 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Identification of Median Coworker

We selected December 1, 2017 as the date on which to determine our median coworker. For purposes of identifying the median coworker from our coworker population base of approximately 8,750 coworkers, we considered the gross cash compensation of all of our coworkers, as compiled from our payroll records. We selected gross cash compensation as it represents the principal form of compensation delivered to all of our coworkers and is readily available in each country. In addition, we measured compensation for purposes of determining the median coworker using the 12-month period ending December 1, 2017. Compensation paid in foreign currencies was converted to U.S. dollars based on a weighted average exchange rate for the relevant period.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

December 31, 2017	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans	5,821,603(1)	$37.41(2)	7,250,100(3)
Approved by Stockholders
Equity Compensation Plans	—	—	—
Not Approved by Stockholders
Total	5,821,603	$37.41	7,250,100
(1)	Includes 4,457,996 shares issuable pursuant to outstanding stock options, 190,369 shares issuable pursuant to outstanding restricted stock units (includes 59,299 vested restricted stock units on which settlement into shares has been deferred by certain of our non-employee directors and shares issuable pursuant to restricted stock units acquired through the deemed reinvestment of dividend equivalents) and 1,173,238 shares issuable pursuant to outstanding performance share units (assumes maximum achievement of the applicable performance goals (equivalent to 586,619 performance share units at target) and includes shares issuable pursuant to performance share units acquired through the deemed reinvestment of dividend equivalents) under our 2013 Long-Term Incentive Plan. Excludes 497,504 performance shares issued to the Company’s executive officers (assumes maximum achievement of the applicable performance goals (equivalent to 248,752 performance shares at target) and includes shares issuable pursuant to performance shares acquired through the deemed reinvestment of dividend equivalents) and 22 shares of restricted stock under our 2013 Long-Term Incentive Plan.
(2)	Excludes restricted stock units and performance share units that convert to shares of common stock from determination of Weighted Average Exercise Price.
(3)	Includes 833,553 shares available under our Coworker Stock Purchase Plan (“CSPP”). The CSPP provides the opportunity for eligible coworkers to acquire shares of our common stock at a 5% discount. There is no compensation expense associated with the CSPP.

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PROPOSAL 3—Management Proposal Regarding Amendment of Our Certificate of Incorporation to Provide for the Annual Election of Directors

Our Certificate of Incorporation currently provides for a classified Board of Directors divided into three classes of directors, with each class elected for three-year terms.

As part of our Board’s ongoing evaluation of our corporate governance practices and review of current corporate governance trends, the Board considered the advantages and disadvantages of Board declassification. After careful consideration, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that it is in the best interests of the Company and our stockholders to declassify our Board. Our Board has approved, and recommends that our stockholders approve at this Annual Meeting, the amendment to our Certificate of Incorporation attached to this proxy statement as Appendix B, which would declassify the Board and provide for the annual election of directors.

The proposed amendment to our Certificate of Incorporation would eliminate the classification of the Board over a three-year period beginning at the 2019 Annual Meeting, with directors elected to one-year terms following the expiration of the directors’ existing terms, and provide for the annual election of all directors beginning at the 2021 Annual Meeting. The three-year terms of the Class II directors to be elected at the 2018 Annual Meeting, and the remaining terms of the Class I and Class III directors currently serving on the Board, will not be affected by the proposed amendment. In addition, under the proposed amendment, a director elected to fill a vacancy would be elected for the unexpired term of his or her predecessor, while a director chosen to fill a position resulting from an increase in the number of directors would be elected for a term expiring at the next Annual Meeting. In all cases, each director would serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

The proposed amendment also would provide that upon full declassification of the Board as of the 2021 Annual Meeting, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the outstanding shares of stock entitled to vote generally in the election of directors. Our Certificate of Incorporation currently provides that directors may be removed for cause upon the affirmative vote of stockholders representing at least 66⅔ percent of the outstanding shares of stock entitled to vote generally in the election of directors.

This description of the proposed amendment is qualified by the full text of the proposed amendment to our Certificate of Incorporation attached as Appendix B.

The proposed amendment would become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company would file promptly following the 2018 Annual Meeting if our stockholders approve the amendment. The affirmative vote of stockholders representing at least 66⅔ percent of the outstanding shares of stock entitled to vote generally in the election of directors is required to approve this proposal pursuant to our Certificate of Incorporation.

The Board of Directors recommends a vote FOR the proposal to amend our Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

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PROPOSAL 4—Ratification of Selection of Independent Registered Public Accounting Firm

The Board of Directors and the Audit Committee recommend that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Audit Committee approved the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018. Ernst & Young LLP is currently the Company’s independent registered public accounting firm.

Although the Company is not required to seek stockholder approval or ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

We have been advised that a representative of Ernst & Young LLP will attend the Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors and the Audit Committee recommend a vote FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

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AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is independent as defined in the listing standards of Nasdaq and under SEC rules and has been designated as an “audit committee financial expert” by the Board of Directors.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal controls. Management also is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s consolidated financial statements. The independent registered public accounting firm also is responsible for issuing an attestation report on the  effectiveness of the Company’s internal control over financial reporting based upon its audit. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its oversight responsibilities, the Audit Committee meets with the Company’s Chief Financial Officer, Controller and Chief Accounting Officer, head of the Company’s business process assurance function (internal audit), General Counsel and the Company’s independent registered public accounting firm (with and without management present) to discuss the adequacy and effectiveness of the Company’s internal controls and the quality of the financial reporting process.

Prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC, the Audit Committee:

•	Reviewed and discussed with management the Company’s audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the Company’s financial condition and results of operations.

•	Reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, the effectiveness of the Company’s internal control over financial reporting, including management’s report and Ernst & Young LLP’s attestation report on that topic.

•	Discussed with Ernst & Young LLP the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of the Company’s financial condition and results of operations, including critical accounting estimates and judgments.

•	Received the required written communications from Ernst & Young LLP that disclose all relationships that may reasonably be thought to bear on its independence and to confirm its independence from the Company. Based upon these communications, the Audit Committee discussed with Ernst & Young LLP its independence from the Company. In considering the independence of Ernst & Young LLP, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Virginia C. Addicott, Chair
James A. Bell
Benjamin D. Chereskin
David W. Nelms
Donna F. Zarcone

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Principal Accounting Fees and Services

Ernst & Young LLP serves as the Company’s independent registered public accounting firm. The following table presents fees paid or accrued for the audit of the Company’s annual consolidated financial statements and all other professional services rendered by Ernst & Young LLP for the years ended December 31, 2017 and 2016.

	Years Ended December 31,
(in thousands)	2017	2016
Audit fees	$3,142.0	$2,983.4
Audit-related fees	237.6	50.0
Tax fees	149.2	196.5
All other fees	—	2.8
Total fees	$3,528.8	$3,232.7

Audit Fees. Consists principally of fees related to the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and the review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q. Also includes services and procedures performed in connection with the Company’s Registration Statements on Form S-3 and related prospectus supplement filings with the SEC as well as other SEC filings.

Audit-Related Fees. Consists principally of fees related to employee benefit plans and due diligence.

Tax Fees. Consists principally of fees related to tax advice, tax compliance and tax due diligence.

All Other Fees. Consists principally of fees paid for a license to use software relating to accounting rules and regulations.

The services provided by Ernst & Young LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, consistent with advice from Ernst & Young LLP, that the provision of such services has not adversely affected Ernst & Young LLP’s independence.

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided to the Company by its independent registered public accounting firm, subject to any exceptions in the Exchange Act. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals, provided that any decisions of such member or members to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting.

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FREQUENTLY ASKED QUESTIONS CONCERNING THE ANNUAL MEETING

Why did I receive these proxy materials?

These proxy materials are first being distributed on or about April __, 2018 to stockholders of the Company in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 23, 2018, at 7:30 a.m. CDT, at CDW Center, 200 Tri-State International, Lincolnshire, Illinois 60069, and any postponement or adjournment thereof. This proxy statement describes the matters on which you, as a stockholder of the Company, are entitled to vote. It also includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed proxy materials?

The SEC permits companies to furnish proxy materials to stockholders by providing access to these documents over the Internet instead of mailing printed copies, which can reduce costs of printing and impact on the environment. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (a “Notice”) to our stockholders. All stockholders may access our proxy materials on the Internet website referred to in the Notice. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for obtaining such materials included in the Notice.

What is “householding” and how does it affect me?

In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the costs of printing and delivery and impact on the environment. Under such rules, only one Notice or, if paper copies are requested, only one proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. If you are a stockholder who resides in the same household with another stockholder and you wish to receive a separate proxy statement and annual report or Notice for each account, please contact Broadridge Financial Solutions toll free at 1-866-540-7095. You may also write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any stockholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any stockholder currently sharing an address with another stockholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge by telephone or mail as indicated above.

What is the purpose of the Annual Meeting?

At the Annual Meeting of Stockholders, stockholders will be asked to vote (1) to elect the four Class II director nominees named in this proxy statement for a term expiring at the 2021 Annual Meeting of Stockholders, (2) to approve, on an advisory basis, the compensation of our named executive officers, (3) to approve a management proposal regarding amendment of our Certificate of Incorporation to provide for the annual election of directors, and (4) to ratify the selection of the Company’s independent registered public accounting firm. See the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation,” “Proposal 3—Management Proposal Regarding Amendment of Our Certificate of Incorporation to Provide for the Annual Election of Directors” and “Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders.

Who can attend the Annual Meeting?

Only holders of our common stock as of the close of business on the record date, which was March 26, 2018, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of March 26, 2018 in order to be admitted to the Annual Meeting. All attendees must bring a government-issued photo ID to gain admission to the Annual Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

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If I cannot attend the Annual Meeting in person, how can I view the live webcast of the meeting?

You can access a live, listen-only webcast of the Annual Meeting on our Investor Relations website at investor.cdw.com. Listening to our webcast of the Annual Meeting will not represent attendance at the meeting, and you will not be able to cast your vote as part of the webcast. Should you decide to listen to the webcast, we encourage you to visit our Investor Relations website to test for compatibility and register at least 10 minutes prior to the start time of the meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on the record date, which was March 26, 2018, are entitled to notice of, and to vote at, the Annual Meeting. As of March 26, 2018, there were _____________ shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

How do I vote at the Annual Meeting?

Stockholders of record can vote in one of four ways:

•	By telephone—You may use the toll-free telephone number shown on your Notice or proxy card;

•	Via the Internet—You may visit the Internet website indicated on your Notice or proxy card and follow the on-screen instructions;

•	By mail—You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope; or

•	In person—You may deliver a completed proxy card at the meeting or vote in person.

Voting instructions for stockholders of record (including instructions for both telephonic and Internet voting) are provided on the Notice and the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. EDT on Tuesday, May 22, 2018.

If your shares are held through a broker, bank or other nominee, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures. If you wish to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?

If a stockholder of record does not return a signed proxy card or submit a proxy by telephone or via the Internet, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal.

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How can I change my votes or revoke my proxy after I have voted?

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked or changed at any time before it is exercised at the Annual Meeting or any adjournments or postponements thereof by:

•	Mailing written notice of revocation or change to our Corporate Secretary at CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061;

•	Delivering a later-dated proxy (either in writing, by telephone or via the Internet); or

•	Voting in person at the meeting.

Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Will my votes be publicly disclosed?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

Who will count the votes?

A representative of Broadridge Investor Communication Solutions will serve as the inspector of election for the Annual Meeting and will count the votes.

What if other matters come up during the Annual Meeting?

If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting of Stockholders, in person or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

What if my shares of the Company’s common stock are held for me by a broker?

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not provide voting instructions to your broker, it will depend on the type of item being considered for vote, as to whether your broker can vote your shares:

•	Non-Discretionary Items. The election of Class II directors, the advisory vote to approve named executive officer compensation and the management proposal regarding amendment of our Certificate of Incorporation to provide for the annual election of directors may not be voted on by your broker if it has not received voting instructions.

•	Discretionary Items. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is a discretionary item. Generally, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

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How many votes are required to approve each matter to be considered at the Annual Meeting?

Proposal 1: Election of nominees named in this proxy statement as Class II directors. A majority of the votes cast at the meeting, in person or by proxy, and entitled to vote thereon is required to elect each Class II director nominee, which means that a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee’s election exceed the votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. If a director nominee fails to receive “FOR” votes representing at least a majority of votes cast and is an incumbent director, our Certificate of Incorporation requires the director to promptly tender his or her resignation to our Board of Directors, subject to acceptance by our Board. The Nominating and Corporate Governance Committee of our Board will then recommend to our Board, and our Board will decide, whether to accept or reject the tendered resignation, or whether other action should be taken.

Proposal 2: Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote thereon is required to approve, on an advisory, non-binding basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 3: Management proposal regarding amendment of our Certificate of Incorporation to provide for the annual election of directors. The affirmative vote of no less than 66⅔ % of common stock outstanding is required to approve the amendment to our Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors. Abstentions and broker non-votes will have the effect of a negative vote.

Proposal 4: Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote thereon is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the proposal.

Who pays to prepare, mail and solicit the proxies?

We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies.

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OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxy card or their substitutes acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

Additional Company Information

A copy of our 2017 Annual Report on Form 10-K is being furnished to stockholders concurrently herewith.

Stockholder Proposals for the 2019 Annual Meeting

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061 no later than December 12, 2018, unless the date of our 2019 Annual Meeting is more than 30 days before or after May 23, 2019, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2019 Annual Meeting. Any stockholder proposal submitted for inclusion in our proxy statement must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder for consideration at our 2019 Annual Meeting but not for inclusion in our proxy statement for such Annual Meeting, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated Bylaws no earlier than January 23, 2019 nor later than February 22, 2019, unless the date of our 2019 Annual Meeting is more than 30 days before or after May 23, 2019, in which case notice by the stockholder to be timely must be so delivered by the later of (1) the tenth day following the first public announcement of the date of the 2019 Annual Meeting and (2) the date which is 90 days prior to the date of the 2019 Annual Meeting. Such notice must contain the information required by our Amended and Restated Bylaws.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised as described in this proxy statement. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares as described in this proxy statement.

By Order of the Board of Directors,

Frederick J. Kulevich

Senior Vice President, General Counsel
and Corporate Secretary

April __, 2018

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APPENDIX A

CDW CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

We have included reconciliations of Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP net income, Non-GAAP net income per diluted share, Consolidated net sales growth on a constant currency basis and Free cash flow for the years ended December 31, 2017 and 2016 below. EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of our Net sales. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation and associated taxes, acquisition and integration expenses, and gains and losses from the extinguishment of debt. With respect to Non-GAAP net income per diluted share, the numerator is Non-GAAP net income and the denominator is the weighted average number of shares outstanding as adjusted to give effect to dilutive securities. Consolidated net sales growth on a constant currency basis is defined as consolidated net sales growth excluding the impact of foreign currency translation on net sales compared to the prior period. Free cash flow is defined as net cash provided by operating activities, minus capital expenditures, plus/minus the net change in accounts payable - inventory financing. Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, Non-GAAP net income per diluted share, Consolidated net sales growth on a constant currency basis and Free cash flow are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP net income, Non-GAAP net income per diluted share, Consolidated net sales growth on a constant currency basis and Free cash flow provide helpful information regarding the underlying operating performance of our business and cash flows, including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in our credit agreements. Our 2018 annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company’s routine activities, such as refinancing activities or acquisition and integration expenses.

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(dollars in millions)
(unaudited)

	Years Ended December 31,
		% of Net		% of Net	%
	2017	sales	2016	sales	Change
Net income	$523.0		$424.4
Depreciation and amortization	260.9		254.5
Income tax expense	137.3		248.0
Interest expense, net	150.5		146.5
EBITDA	1,071.7	7.1%	1,073.4	7.7%
Adjustments:
Equity-based compensation	43.7		39.2
Net loss on extinguishments of long-term debt	57.4		2.1
Income from equity investment(a)	(0.7)		(1.1)
Integration expenses(b)	2.5		7.3
Reinstatement of prior year unclaimed property balances(c)	4.1		—
Other adjustments(d)	6.9		(3.6)
Total adjustments	113.9		43.9
Adjusted EBITDA	$1,185.6	7.8%	$1,117.3	8.0%	6.1%
(a)	Represents our share of income from our equity investment.
(b)	Comprised of expenses related to CDW UK.
(c)	Comprised of the reinstatement of prior year unclaimed property balances as a result of a retroactive Illinois state law changed enacted during 2017.
(d)	Primarily includes expenses related to payroll taxes on equity-based compensation and historical retention costs during 2017. The year ended December 31, 2016 primarily includes our share of the settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter, partially offset by expenses related to the consolidation of office locations north of Chicago.

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NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE

(in millions, except per share amounts)
(unaudited)

	Years Ended December 31,
	2017	2016	% Change
Net income	$523.0	$424.4
Amortization of intangibles(a)	185.1	187.2
Equity-based compensation	43.7	39.2
Net loss on extinguishments of long-term debt	57.4	2.1
Integration expenses(b)	2.5	7.3
Reinstatement of prior year unclaimed property balances(c)	4.1	—
Other adjustments(d)	4.9	(5.4)
Aggregate adjustment for income taxes(e)	(214.9)	(85.8)
Non-GAAP net income	$605.8	$569.0	6.5%
GAAP net income per diluted share	$3.31	$2.56	29.3%
Non-GAAP net income per diluted share	$3.83	$3.43	11.7%
Shares used in computing GAAP and Non-GAAP net income per diluted share	158.2	166.0
(a)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.
(b)	Comprised of expenses related to CDW UK.
(c)	Comprised of the reinstatement of prior year unclaimed property balances as a result of a retroactive Illinois law change enacted during 2017.
(d)	Primarily includes expenses related to payroll taxes on equity-based compensation during 2017. The year ended December 31, 2016 primarily includes our share of the settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter, partially offset by expenses related to the consolidation of office locations north of Chicago.
(e)	Aggregate adjustment for income taxes consists of the following:

	Years Ended December 31,
	2017	2016
Total Non-GAAP adjustments	$297.7	$230.4
Weighted-average statutory effective rate	36.0%	36.0%
Income tax	(107.2)	(82.9)
Deferred tax adjustment due to law changes	1.3	(1.5)
Excess tax benefits from equity-based compensation	(36.2)	(1.8)
Tax Cuts and Jobs Act	(75.5)	—
Non-deductible adjustments and other	2.7	0.4
Total aggregate adjustment for income taxes	(214.9)	(85.8)

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CONSOLIDATED NET SALES GROWTH ON A CONSTANT CURRENCY BASIS

(dollars in millions)
(unaudited)

	Years Ended December 31,
	2017	2016	% Change
Net sales, as reported	$15,191.5	$13,981.9	8.7%
Foreign currency translation(a)	—	(28.3)
Consolidated net sales, on a constant currency basis	$15,191.5	$13,953.6	8.9%
(a)	Represents the effect of translating the prior year results of CDW Canada and CDW UK at the average exchange rates applicable in the current year.

FREE CASH FLOW

(dollars in millions)
(unaudited)

	Years Ended December 31,
	2017	2016
Net cash provided by operating activities	$777.7	$604.0
Capital expenditures	(81.1)	(63.5)
Net change in accounts payable — inventory financing	(84.0)	143.6
Free cash flow	$612.6	$684.1

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APPENDIX B

CERTIFICATE OF AMENDMENT TO THE FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF CDW CORPORATION

*  *  *  *

Adopted in accordance with the provisions
of §242 of the General Corporation Law
of the State of Delaware

*  *  *  *

The undersigned, being an authorized officer of CDW Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 25, 2007 under the name VH Holdings, Inc.

SECOND: That an Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 5, 2007. The Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 11, 2007. The Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on March 7, 2008. The Fourth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 17, 2010. The Fifth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on June 13, 2013 and a Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 19, 2016 (such certificate, as so amended and restated, the “Certificate of Incorporation”).

THIRD: That Sections 3, 4, 5 and 6 of Article Six of the Certificate of Incorporation are hereby amended to read in their entirety as follows:

Section 3. Classes of Directors. Until the 2021 annual meeting of stockholders, the directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III. Commencing with the 2021 annual meeting of the stockholders, the classification of the directors shall terminate and all directors shall be of one class, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances.

Section 4. Election and Term of Office. A nominee for director shall be elected to the Board of Directors at a duly called meeting of the stockholders at which a quorum is present if the votes of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “for” such nominee’s election exceed the votes of shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that nominee’s election); provided, however, that directors shall be elected by a plurality of the votes cast at any duly called meeting of the stockholders for which (i) the secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws of the Corporation; and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

If an incumbent director is not elected by a majority of votes cast (unless, pursuant to the immediately preceding paragraph, the director election standard is a plurality), the incumbent director shall promptly tender his or her resignation to the Board of Directors for consideration. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within ninety (90) days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Nominating and Corporate Governance Committee’s or the Board of Directors’ recommendation or decision, or any deliberations related thereto.

If a director’s resignation is accepted by the Board of Directors pursuant to this Section 4, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the

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resulting vacancy pursuant to the provisions of Section 5 of this Article Six or may decrease the size of the Board of Directors pursuant to Section 2 of this Article Six. If a director’s resignation is not accepted by the Board of Directors pursuant to this Section 4, such director will continue to serve until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Each director elected prior to the 2019 annual meeting of stockholders shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. The term of the Class III directors elected at the 2016 annual meeting of stockholders shall expire at the 2019 annual meeting of stockholders, the term of the Class I directors elected at the 2017 annual meeting of stockholders shall expire at the 2020 annual meeting of stockholders and the term of the Class II directors elected at the 2018 annual meeting of stockholders shall expire at the 2021 annual meeting of stockholders. Commencing at the 2019 annual meeting of stockholders, directors succeeding those whose terms are then expired shall be elected to hold office until the annual meeting of stockholders held in the year following the year of their election and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. If any director who at the time of his or her most recent election or appointment to a term on the Board of Directors was an officer of the Corporation ceases to be an officer of the Corporation during such term as director, such director shall no longer be qualified to be a director and shall immediately cease to be a director without any further action unless otherwise determined by the Board of Directors. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), at a meeting of the Corporation’s stockholders called for that purpose; provided that at any time prior to the 2021 annual meeting of stockholders, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding Voting Stock, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.

FOURTH: That the terms and provisions of this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation were duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his or her hand this [•] day of [•], 2018.

CDW Corporation
a Delaware corporation

By:
Name:
Title:

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APPENDIX C

FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements regarding management’s expectations for our future performance that are within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that  could cause actual results to differ materially from those described in such statements. Such statements include the description of our annual targets for 2018 on page 8 of this proxy statement. For a discussion of forward-looking statements and factors that could cause our actual performance to differ materially from these expectations, see the sections entitled “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. CDW undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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CDW LEADERSHIP

Board of Directors

Thomas E. Richards
Chairman, President and Chief Executive Officer

Virginia C. Addicott
President and Chief Executive Officer,
FedEx Custom Critical

Steven W. Alesio
Fellow,
Harvard Advanced Leadership Initiative

Barry K. Allen
Operating Partner,
Providence Equity Partners L.L.C.;
President,
Allen Enterprises, LLC

James A. Bell
Retired Executive Vice President,
The Boeing Company

Benjamin D. Chereskin
President,
Profile Capital Management LLC

Lynda M. Clarizio
Former Executive Vice President, Strategic Initiatives
The Nielsen Company (US), LLC

Paul J. Finnegan
Co-Chief Executive Officer,
Madison Dearborn Partners, LLC

David W. Nelms
Chairman and Chief Executive Officer,
Discover Financial Services, Inc.

Joseph R. Swedish
Executive Chairman,
Anthem, Inc.

Donna F. Zarcone
President and Chief Executive Officer,
The Economic Club of Chicago

Executive Committee

Thomas E. Richards
Chairman, President and Chief Executive Officer

Neal J. Campbell
Senior Vice President – Strategic Solutions and Services

Mark C. Chong
Senior Vice President – Strategy and Marketing

Christina M. Corley
Senior Vice President – Commercial and International Markets

Douglas E. Eckrote
Senior Vice President – Small Business Sales and eCommerce

Collin B. Kebo
Senior Vice President and Chief Financial Officer

Frederick J. Kulevich
Senior Vice President, General Counsel and Corporate Secretary

Christine A. Leahy
Chief Revenue Officer

Christina V. Rother

Senior Vice President – Public and Advanced Technology Sales

Jonathan J. Stevens
Senior Vice President – Operations and Chief Information Officer

Matthew A. Troka
Senior Vice President – Product and Partner Management

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CDW Corporation
75 Tri-State International
Lincolnshire, IL 60069

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PRELIMINARY - SUBJECT TO COMPLETION

CDW PEOPLE WHO GET IT

CDW CORPORATION
75 TRI-STATE INTERNATIONAL
LINCOLNSHIRE, IL 60069

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E38995-P04089

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CDW CORPORATION

The Board of Directors recommends you vote FOR the following Class II Directors (Term to Expire at 2021 Annual Meeting):

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Virginia C. Addicott	☐	☐	☐
1b. James A. Bell	☐	☐	☐
1c. Benjamin D. Chereskin	☐	☐	☐
1d. Paul J. Finnegan	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

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Signature (Joint Owners) Date

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E38996-P04089

CDW CORPORATION
Annual Meeting of Stockholders
May 23, 2018
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Collin B. Kebo and Frederick J. Kulevich, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CDW Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 a.m., Central Time, on May 23, 2018, at CDW Center located at 200 Tri-State International, Lincolnshire, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSON(S) NAMED ABOVE WILL VOTE IN THEIR DISCRETION. THIS PROXY REVOKES ANY PROXY PREVIOUSLY GIVEN.

Address Changes/Comments: ____

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side